UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant
☒
      Filed by a Party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GRAFTECH INTERNATIONAL LTD.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

2025

GRAPHITE ELECTRODES
AGX
UCAR
GrafTech International Est. 1886

GrafTech International

April 3, 2025

Dear Stockholders:

We are pleased to invite you to the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of GrafTech International Ltd. The Annual Meeting will be held on Thursday, May 8, 2025, at 8:00 a.m. Eastern Time. The Board of Directors has determined the Annual Meeting will be held in a virtual format via the Internet again this year.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. The Annual Meeting will be held in a virtual format only. Regardless of whether you plan to attend the virtual Annual Meeting, we urge you to vote your shares as soon as possible. You may vote using the enclosed proxy card or voting instruction form by completing, signing and dating it, and then returning it by mail. Also, you may submit your vote by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy card or voting instruction form. Additional information about voting your shares is included in the proxy statement.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

Henry R. Keizer	Timothy K. Flanagan

Director and Chairman of the Board	Director, Chief Executive Officer and President

Notice of Annual Meeting of Stockholders

Date:	May 8, 2025	At the Annual Meeting you will be asked to:

Time:	8:00 a.m. Eastern Time	Proposal 1	Elect two directors for a three-year term or until their successors are elected and qualified;

Virtual Meeting Website:	www.meetnow.global/MA5FWZ5	Proposal 2	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025;

Record Date:	March 10, 2025	Proposal 3	Approve, on an advisory basis, our named executive officer compensation;

		Proposal 4	Vote, on an advisory basis, on the frequency of the advisory vote on our named executive officer compensation; and

Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of GrafTech International Ltd. (“GrafTech”, “we”, “our” or the “Company”) for use at the Annual Meeting to be held on May 8, 2025, at 8:00 a.m. Eastern Time, or at any adjournment or postponement thereof, for the purposes set forth herein. The Board has determined that the Annual Meeting will be held in a virtual format via the Internet again this year.

HOW YOU MAY VOTE

You may vote if you were a stockholder of record at the close of business on March 10, 2025 (the “Record Date”). To ensure that your shares are represented at the Annual Meeting, please vote as soon as possible by one of the following methods:

•	By Internet.	•	By Mail.

•	By Telephone.	•	Online, during the virtual Annual Meeting.

For more detailed information on voting, please see “How do I cast a vote?” in the “Questions & Answers” section beginning on page 81 of the accompanying proxy statement (the “Proxy Statement”).

Whether or not you expect to attend the virtual Annual Meeting, please vote as soon as possible to ensure representation of your shares at the Annual Meeting. You may vote your shares over the Internet, by telephone or by mail (as applicable) by following the instructions on the proxy card or voting instruction form. More information about registering for and attending the virtual Annual Meeting is included in the “Questions & Answers” section of the accompanying Proxy Statement. Except as otherwise noted, the information herein and in the accompanying Proxy Statement is as of March 26, 2025, the date we commenced printing in order to commence mailing on or about April 3, 2025. Proxy materials are being mailed or made available on or about April 3, 2025.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 8, 2025: The Proxy Statement and the 2024 Annual Report to Stockholders are available at: www.envisionreports.com/EAF.

By order of the Board of Directors,

Andrew J. Renacci
Interim Chief Legal Officer & Corporate Secretary

GrafTech International Ltd. 982 Keynote Circle
Brooklyn Heights, OH 44131

Proxy Statement Guide

Proxy Statement Summary

The following pages provide a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

2025 Annual Meeting of Stockholders Information

Date and Time	Record Date	Location	Who Can Vote

Thursday May 8, 2025 8:00 a.m. Eastern Time	March 10, 2025	Online only at www.meetnow.global/MA5FWZ5	Stockholders of record at the close of business on March 10, 2025

Proposals To Be Voted on and Board Recommendations

Proposal		Board’s Voting Recommendation	Page Reference (for more detail)

Proposal 1	Elect Two Directors for a Three-Year Term or Until Their Successors are Elected and Qualified	FOR each nominee	29

Proposal 2	Ratify the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2025	FOR	39

Proposal 3	Approve, on an Advisory Basis, our Named Executive Officer Compensation	FOR	42

Proposal 4	Vote, on an Advisory Basis, on the Frequency of the Advisory Vote on our Named Executive Officer Compensation	EVERY ONE YEAR	43

2024 Business Summary

Financial and Operating Performance

We successfully delivered on our stated initiatives for 2024 to grow volume and market share, to cut costs and to manage our working capital and capital expenditure levels. Sales volume increased 13% compared to 2023. Net sales decreased $81.7 million, or 13%, from $620.5 million in 2023 to $538.8 million in 2024, primarily reflecting a decrease in the weighted-average realized price for volume derived from short-term agreements and spot sales (“non-LTA”) and a shift in the mix of our business from volume derived from our take-or-pay agreements that had initial terms of three-to-five years (“LTA”) to volume derived from non-LTAs. These factors were partially offset by the increase in total sales volume in 2024, compared to 2023. Net loss for 2024 was $131 million compared to a net loss of $255 million in 2023. Results for 2023 included a goodwill impairment charge of $171 million and a lower of cost or market inventory valuation adjustment of $12 million. Adjusted EBITDA(1) for 2024 was $2 million, compared to adjusted EBITDA of $20 million in the prior year. The year-over-year decline primarily reflected the impact of lower weighted-average realized prices and a shift in the mix of our business from LTA volume to non-LTA volume, with these factors partially offset by a 23% reduction in cash cost of goods sold per metric ton (“MT”)(1) basis for 2024, compared to 2023, which

GrafTech International Ltd. | 2025 Proxy Statement / 1

significantly exceeded initial expectations for our cost rationalization and footprint optimization initiatives. We also reduced working capital levels by approximately $40.0 million. Adjusted Net Loss(1) increased $5.3 million from $100.8 million in 2023 to $106.1 million in 2024.

We are taking further actions to accelerate our path to normalized levels of profitability and support our ability to invest in our business. These include initiatives to optimize our order book and actively shift the geographic mix of our business to regions where there is an opportunity to capture higher average selling prices. In addition, we have informed our customers of our intention to increase prices by 15% on volume that is not yet committed for 2025. These actions reflect our ongoing commitment to protect our position as the steel industry’s preeminent supplier of graphite electrodes, leading-edge technical support and high-quality petroleum needle coke.

The following graphs show our Sales Volume, Net Sales, Net Loss, Adjusted Net Loss and Adjusted EBITDA for 2023 and 2024.

2023
2024
91.6
103.2
$620.5
$538.8
($255.3)
($131.2)
($100.8)
($106.1)
$20.5
$1.6
Sales Volume (MT) (in thousands)
Net Sales (in millions)
Net Loss (in millions)
Adjusted Net Loss (in millions)(1)
Adjusted EBITDA (in millions)(1)

(1)

A non-generally accepted accounting principle (“GAAP”) financial measure. See “Appendix A” to this Proxy Statement for additional information, including how we define these financial measures and a reconciliation to Net Loss, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

Key Operating Metrics

We use certain operating metrics to analyze the performance of our Company. The key operating metrics consist of sales volume, production volume, production capacity and capacity utilization. These metrics align with management’s assessment of our revenue performance and profit margin, and will help stakeholders understand the factors that drive our profitability. We reported sales volume of 103.2 thousand MT in 2024, an increase of 13% compared to 2023. The amount of graphite electrodes we produced in 2024 increased by 10.4%, from 88.1 thousand MT in 2023 to 97.3 thousand MT in 2024. Our capacity utilization increased to 55% in 2024 compared to 44% in 2023.

As of December 31, 2024, our stated production capacity was approximately 178 thousand MT(1)(2) through our primary manufacturing facilities in Calais, Pamplona and Monterrey. On February 14, 2024, the Company announced a cost rationalization and footprint optimization plan in response to

2 / GrafTech International Ltd. | 2025 Proxy Statement

persistent softness in the commercial environment. This included an indefinite suspension of production activities at our St. Marys facility, with the exception of graphite electrode and pin machining. We also indefinitely idled certain assets within our remaining graphite electrode manufacturing footprint. As a result of these initiatives, our stated production capacity was reduced from approximately 202 thousand MT in 2023 to approximately 178 thousand MT(2) in 2024.

	Year ended December 31,

(in thousands, except percentages)	2024	2023

Sales volume (MT)	103.2	91.6

Production volume (MT)	97.3	88.1

Production capacity (MT)(1)(2)	178.0	202.0

Capacity utilization(3)	55%	44%

(1) Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.

(2) Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; and Pamplona, Spain. While maintaining the capability to produce up to 28,000 MT of graphite electrodes and pins on an annual basis at our St. Marys, Pennsylvania facility, most production activities at St. Marys have been suspended. The wind down of these production activities was completed in the second quarter of 2024. Remaining activities at St. Marys are limited to machining graphite electrodes and pins sourced from our other plants.

(3) Capacity utilization reflects production volume as a percentage of production capacity.

Strengthening Our Capital Structure and Liquidity

We continue to have adequate liquidity in 2025 as we navigate the persistent softness in the commercial environment. On December 23, 2024, we completed a series of capital transactions which provided incremental liquidity and extended our debt maturities. As of December 31, 2024, we had liquidity of $464.2 million, consisting of $108.0 million of availability under our revolving credit facility, $100.0 million available under our first lien term loan facility and cash and cash equivalents of $256.2 million. As of December 31, 2024, we had gross debt of approximately $1.1 billion.

GrafTech International Ltd. | 2025 Proxy Statement / 3

Sustainability and Governance

For more than 100 years, we have been manufacturing graphite electrode products that are essential to the production of electric arc furnace (“EAF”) steel. EAF steelmaking directly supports the circular economy—as EAF steelmaking recycles scrap-based raw materials into new steel that is infinitely recyclable. EAF steelmaking is more environmentally friendly than blast furnace steelmaking, generating significantly less carbon dioxide emissions compared to a blast furnace facility according to the Steel Manufacturers Association.

Values and Culture

Our success is only possible with the hard work of our global team and their commitment to upholding our core values of Safety, Environment, and Quality, what we internally refer to as “SEQ.” These values focus our attention on a core mission for GrafTech: providing a safe work environment for all employees, environmental stewardship, and delivering superior product quality. We are committed to health and safety excellence and promoting the well-being of our people. We strive to improve our safety performance by focusing on programs and initiatives that hold all employees—from executives to the plant floor—accountable for keeping everyone safe, every day, across our global organization.

Our Approach to Sustainability

Sustainability is fundamental to our business strategy and culture. Ultimate responsibility for sustainability is held by our Sustainability Steering Committee, which includes our senior leadership team, which is composed of the Chief Executive Officer (“CEO”) and President; Chief Financial Officer and Senior Vice President; Executive Vice President, Chief Operating Officer, Interim Chief Legal Officer and Corporate Secretary; Vice President, Investor Relations and Treasurer; and Senior Vice President, Commercial and CTS. Our Sustainability Steering Committee is responsible for defining our sustainability and governance mission and developing, implementing, and overseeing the company-wide sustainability and governance strategy. The Sustainability Steering Committee is supported by our Sustainability working groups, which are composed of cross-functional subject matter experts and includes representatives from our environmental, health, and safety; legal; finance; communications; engineering; procurement; human resources and commercial groups. The working groups are responsible for developing and implementing programs and initiatives that support our sustainability and governance strategy, including tracking and reporting on key performance indicators, providing data and support for sustainability and governance-related disclosures, and identifying and prioritizing opportunities and strategies to improve our sustainability and governance performance. As part of our continuous improvement efforts, the capital planning process includes a review of the sustainability and governance impacts to ensure they are considered in the project approval process. A review of our sustainability and governance initiatives and metrics is shared in our monthly business review meetings. The senior leadership team also provides sustainability and governance strategy updates, including metrics, to the Board on a quarterly basis.

4 / GrafTech International Ltd. | 2025 Proxy Statement

Our Director Nominees

Under our Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”), the number of directors is fixed by our Board but will not be fewer than three directors, nor more than eleven directors. Our Board currently consists of nine members and is divided into three classes of directors, with Class I containing three directors, Class II containing three directors and Class III containing three directors, and with the directors typically serving three-year terms.

You are being asked to vote on the re-election of two directors. The terms of the directors in Class I expire at the Annual Meeting. Michel J. Dumas and Eric V. Roegner are standing for re-election at the Annual Meeting as Class I directors. Diego Donoso, a Class I director, will not stand for re-election at the Annual Meeting. If both Class I director nominees are elected, the Board will consist of eight members. Each of these director nominees were recommended for nomination to the Board by the Nominating and Corporate Governance Committee. If elected, Messrs. Dumas and Roegner will hold office for a three-year term until the 2028 Annual Meeting or until their successor is elected and qualified, subject to earlier retirement, resignation or removal.

Detailed information about each director’s background, skill set and areas of expertise can be found beginning on page 31.

				Committees
Name and Principal Occupation	Age	Director Since	Independent	AC	HC	NCG
Class I Directors serving until 2025:
Michel J. Dumas Former Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc.	66	2018		CC, F
Eric. V. Roegner Executive Vice President, Integration and Special Projects of Amcor plc	55	2025

AC = Audit Committee HC = Human Resources and Compensation Committee

NCG = Nominating and Corporate Governance Committee C = Chairman of the Board

CC = Committee Chair F = AC Financial Expert

GrafTech International Ltd. | 2025 Proxy Statement / 5

Our Returning Directors

The table below provides select information about each of our Directors whose terms will continue following the Annual Meeting and who are not up for re-election this year. Detailed information about each director’s background, skill set and areas of expertise can be found beginning on page 31.

				Committees
Name and Principal Occupation	Age	Director Since	Independent	AC	HC	NCG
Class II Directors serving until 2026:
Jean-Marc Germain Chief Executive Officer of Constellium SE	59	2021
Henry R. Keizer Former Deputy Chairman and Chief Operating Officer of KPMG	68	2021	C
Timothy K. Flanagan Chief Executive Officer and President of GrafTech International Ltd.	47	2024

				Committees
Name and Principal Occupation	Age	Director Since	Independent	AC	HC	NCG
Class III Directors serving until 2027:
Sachin Shivaram Chief Executive Officer of Wisconsin Aluminum Foundry Company, Inc.	44	2025
Debra Fine Chair and Founder of Fine Capital Partners	65	2021		F		CC
Anthony R. Taccone Founding Partner and Co-Owner of First River LLC	64	2018			CC

AC = Audit Committee HC = Human Resources and Compensation Committee

NCG = Nominating and Corporate Governance Committee C = Chairman of the Board

CC = Committee Chair F = AC Financial Expert

6 / GrafTech International Ltd. | 2025 Proxy Statement

Board of Directors Snapshot

On January 26, 2024, Catherine L. Clegg tendered her notice from the Board, effective immediately, due to personal reasons and the Board immediately thereafter reduced the size of the Board to seven members. On March 26, 2024, the Board appointed Timothy K. Flanagan to serve as a director and increased the size of the Board from seven to eight members.

On December 15, 2024, Marcel Kessler tendered his notice to resign from the Board effective December 31, 2024.

On January 10, 2025, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with Nilesh Undavia, who beneficially owned approximately 6.7% of the outstanding common stock of the Company as of the date thereof. Pursuant to the Cooperation Agreement, the Company appointed Sachin Shivaram to the Board on January 10, 2025, effective immediately, as a Class III director whose term will expire at the 2027 annual meeting of stockholders of the Company. In contemplation of the Company’s obligation of the Cooperation Agreement and in accordance with the Company’s Amended Certificate of Incorporation that requires the classes of the Board shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board, Mr. Flanagan, then a Class I director, submitted his resignation from the Board on January 10, 2025, effective immediately, and was immediately reappointed to the Board as a Class II director whose term will expire at the 2026 annual meeting of stockholders of the Company. In addition, pursuant to the Cooperation Agreement, the Company and Mr. Undavia identified Eric V. Roegner as a mutually agreeable independent candidate for nomination to the Board. On March 7, 2025, the Company appointed Mr. Roegner to the Board as Class I director whose term will expire at the Annual Meeting.

Diego Donoso, a director since 2023, has not been nominated by the Board to stand for re-election at the Annual Meeting, and we thank him for his service to the Company.

The Board increased the size of the Board to nine members effective as of Mr. Roegner’s appointment and will reduce the size of the Board to eight members effective as of the expiration of Mr. Donoso’s term at the Annual Meeting.

GrafTech International Ltd. | 2025 Proxy Statement / 7

The following charts and information reflect our Board after giving effect to Ms. Clegg’s resignation in January 2024, Mr. Flanagan’s appointment in March 2024, Mr. Kessler’s resignation in December 2024, Mr. Shivaram’s appointment in January 2025, the Board’s decision to increase the size of the Board to nine members and appoint Mr. Roegner to the Board in March 2025.

Board Structure	Committee Composition	Certain Director Key Skills
9 Directors ● 3 – Class I ● 3 – Class II ● 3 – Class III	Board committees are composed entirely of independent directors	● Financial Expertise ● CEO/executive management expertise ● Industry experience

8 / GrafTech International Ltd. | 2025 Proxy Statement

Corporate Governance

The business and affairs of GrafTech are managed under the direction of the Board. The primary function of the Board is oversight. The Board, in exercising its business judgment, plays an active role in formulating strategy, overseeing its implementation and overseeing the Company’s business, operational, financial and regulatory risks, as the steward of the Company for the benefit of its stockholders.

Our Board and Committee Structure

Following Ms. Clegg’s resignation in January 2024, Mr. Flanagan’s appointment in March 2024, Mr. Kessler’s resignation in December 2024 and Mr. Shivaram’s appointment in January 2025, the size of the Board was set at eight members. In March 2025, concurrent with the appointment of Mr. Roegner to the Board, the size of the Board was increased to nine members and will remain at nine members until the expiration of Mr. Donoso’s term at the Annual Meeting at which time the size of the Board will be reduced to eight members. The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee. Each of the committees operates under its own written charter adopted by the Board and available on our website.

	Members	Independence	Meetings Held During 2024

Board of Directors	9	8 out of 9 (88.9%)	16

Audit Committee	5	100%	5

Human Resources and Compensation Committee	5	100%	7

Nominating and Corporate Governance Committee	4	100%	7

GrafTech’s Corporate Governance Guidelines provide that directors are expected to attend Board meetings and meetings of committees on which they serve, to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and to ensure that other existing and future commitments do not materially interfere with their responsibilities as members of the Board.

Corporate Governance Highlights

● Majority of directors are independent	● Executive sessions of independent and directors

● Majority voting standard	● Stock ownership requirements for independent directors

● Board committees composed of entirely independent directors	● Annual board and committee self-assessments

● Orientation program for new directors	● Directors encouraged to attend continuing education programs

● Maintain an insider trading policy, which includes a prohibition on hedging securities	● Maintain a review and approval policy for related party transactions

GrafTech International Ltd. | 2025 Proxy Statement / 9

Executive Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we provide our stockholders the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. We are again asking you to approve, on an advisory basis, the compensation of our NEOs, as disclosed in this Proxy Statement. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year. Subject to the outcome of the advisory vote on the frequency of the say-on-pay vote (Proposal 4), commonly known as a “say-on-frequency” vote, we expect to continue holding the say-on-pay vote annually, with the next vote expected to occur at our annual meeting of stockholders to be held in 2026. Following the say-on-frequency vote at the Annual Meeting, we expect to hold the next say-on-frequency vote at our annual meeting of stockholders to be held in 2031. For more information, please see “Proposal 3 Approve, on an Advisory Basis, our Named Executive Officer Compensation” and “Proposal 4 Vote, on an Advisory Basis, on the Frequency of the Advisory Vote on our Named Executive Officer Compensation.”

Compensation Philosophy

We believe that NEO compensation should be focused on promoting Company performance and stockholder value. To achieve these goals, our NEO compensation program emphasizes pay-for-performance and aligning the interests of our NEOs with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. Under our pay-for-performance philosophy, a substantial component of executive compensation is variable and directly or indirectly tied to Company financial and operational performance. The goal is to reward our executive team for their leadership in meeting key near-term goals and objectives while also positioning the Company to generate sustainable long-term stockholder value.

In addition, our NEO compensation program is designed to be competitive with our peers and allows us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the “Compensation Discussion and Analysis” section below and the related tables and narratives for more information about the compensation of our NEOs.

We Reward Based On	Key Features

● Company annual performance relative to pre-established financial and operational goals	● No excise tax gross-ups in the event of a change in control

● Long-term stockholder value creation	● Clawback policy and award agreement provisions that provide for forfeiture or recoupment beyond that which is required by law

● No repricing or repurchasing of stock options without stockholder approval

● Double-trigger vesting of long-term equity incentive awards upon a change in control

10 / GrafTech International Ltd. | 2025 Proxy Statement

Corporate Governance

General

Our Board is committed to strong corporate governance practices and dedicated to ensuring that GrafTech is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board and its committees meet throughout the year and engage in meaningful discussions with management to ensure that the Board is informed regarding the Company’s activities, operating plans and strategic initiatives.

To promote compliance with applicable corporate governance standards and remain aligned with best practices demonstrated by other similarly situated public companies, the Board has adopted corporate governance principles and procedures, which it reviews and amends as necessary. We also regularly review guidance and interpretations provided by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

Availability of Corporate Governance Materials

You can access our Audit Committee Charter, Human Resources and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Code of Conduct and Ethics, and Corporate Governance Guidelines in the “Investors” section of our website, www.graftech.com. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website. You may also request that the above documents be mailed to you by writing to: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Investor Relations.

Board of Directors

Our business and affairs are managed under the direction of our Board. Under our Amended Certificate of Incorporation, the number of directors is fixed by our Board, but will not be fewer than three directors, nor more than eleven directors. The Board currently consists of nine directors.

Our Amended Certificate of Incorporation provides that our Board be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

●  the Class I directors are Diego Donoso, Michel J. Dumas and Eric V. Roegner, and their terms will expire at the Annual Meeting;

●  the Class II directors are Jean-Marc Germain, Henry R. Keizer and Timothy K. Flanagan, and their terms will expire at the annual meeting of stockholders held in 2026; and

●  the Class III directors are Sachin Shivaram, Debra Fine and Anthony R. Taccone, and their terms will expire at the annual meeting of stockholders to be held in 2027.

GrafTech International Ltd. | 2025 Proxy Statement / 11

Diego Donoso, a director since 2023, has not been nominated by the Board to stand for re-election at the Annual Meeting, and we thank him for his service to the Company. In addition, pursuant to the Cooperation Agreement, the Company and Mr. Undavia identified Mr. Roegner as a mutually agreeable independent candidate for nomination to the Board. On March 7, 2025, the Company appointed Mr. Roegner to the Board as Class I director whose term will expire at the Annual Meeting. As a result, the Board increased the size of the Board to nine members effective as of Mr. Roegner’s appointment and will reduce the size of the Board to eight members effective as of the expiration of Mr. Donoso’s term at the Annual Meeting.

The classification of the Board as described above and the other provisions of the Amended Certificate of Incorporation may be amended only by the affirmative vote of the holders of 66-2/3% or more of the voting power of our outstanding common stock.

The Board expects a director to tender such director’s resignation if the director fails to receive the required number of votes for re-election. Our By-Laws provide that the presence of a majority of the total number of directors will be required to constitute a quorum. Our By-Laws further provide that the Board shall elect at least a Chief Executive Officer, Chief Financial Officer, President, Treasurer, and Secretary, and may elect other officers such as a Chairman, as may from time to time appear necessary or advisable in the conduct of the affairs of the Company. While this matter relates to corporate governance, it also relates to succession planning, and it is in the best interests of the Company for the Board to make a determination with respect to this matter on a case-by-case basis as part of the succession planning process. Currently, our Chairman is Henry R. Keizer and our CEO and President is Timothy K. Flanagan. The Nominating and Corporate Governance Committee will periodically consider the size and structure of the Board and report the results of its review and any recommendations for change to the Board.

Director Independence

Our Board has undertaken a review of the independence of the directors on our Board. Based on this review, the Board has determined that eight members of the Board (Diego Donoso, Michel J. Dumas, Debra Fine, Jean-Marc Germain, Henry R. Keizer, Eric V. Roegner, Sachin Shivaram and Anthony R. Taccone), qualify as “independent” under the NYSE listing standards. Mr. Flanagan does not qualify as independent under the NYSE listing standards as Mr. Flanagan serves as our CEO and President. Our Board previously undertook a review of the independence of our former members. Based on this review, former member Catherine L. Clegg qualified as “independent” under the NYSE listing standards. Former member Marcel Kessler did not qualify as “independent” under the NYSE listing standards given his previous employment with the Company.

In making these determinations, our Board considered any current and prior relationships or transactions that each director has with the Company and other information provided by each director concerning his or her background, employment and affiliations, including the beneficial ownership of our capital stock by each director and the transactions involving them described in “— Director Compensation Program” and “Certain Relationships and Related Party Transactions.” Our Board considered the Company’s purchases in 2024 of access to steel industry research data from a company of which Anthony R. Taccone is a partner, which in the aggregate, were well below $120,000. The Board concluded that these transactions would not interfere with Mr. Taccone’s exercise of independent judgment in carrying out the responsibilities of a director and thus did not impair his independence. The Board also considered that Mr. Keizer serves as a trustee of the BlackRock Multi-Asset Fund Complex where he serves as a director of approximately 150 registered investments

12 / GrafTech International Ltd. | 2025 Proxy Statement

companies within the fund complex and as of December 31, 2024 BlackRock then-owned approximately 6.3% of our common stock and that such position did not interfere with his independence.

Committees of the Board of Directors

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee. Each of the committees operates under its own written charter adopted by the Board, which are available on our website. The membership and the function of each of the existing committees are described below.

	Audit Committee	Nominating and Corporate Governance Committee	Human Resources and Compensation Committee

Diego Donoso

Michel J. Dumas	CC

Timothy K. Flanagan

Debra Fine		CC

Jean-Marc Germain

Henry R. Keizer

Eric V. Roegner

Sachin Shivaram

Anthony R. Taccone			CC

CC = Committee Chair

Audit Committee

The Audit Committee:

●

appoints the independent auditor annually; monitors the quality of the work of the independent auditor, monitors their independence and replaces them as necessary in the sole judgment of the committee; pre-approves the audit plan (including services relating to internal controls over financial reporting), any proposed audit-related, tax and other services and pre-approves all related compensation; reviews with the auditor the results of the annual audit; reviews with the auditor any review of the quarterly financial statements that the committee may direct the auditor to perform;

●

approves the annual corporate audit services plan and budget; reviews with the senior corporate audit services executive the results of the audit work at least annually and more frequently as provided in the policy for reporting financial accounting and auditing concerns, as approved by the committee; at least annually conducts a comprehensive review and evaluation of the performance of the corporate audit services team;

●	reviews and discusses with management and the independent auditor the annual audited financial statements and the adequacy of the internal control over financial reporting;

GrafTech International Ltd. | 2025 Proxy Statement / 13

●

discusses with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any material changes in our selection or application of accounting principles, any significant issues (“material weaknesses” or “significant deficiencies,” as such terms are defined in the Sarbanes-Oxley Act of 2002) as to the adequacy of our accounting controls and any remediation used in connection with any such issues;

●	oversees company policies and practices with respect to financial risk assessment and risk management, including cybersecurity issues; and

●	regularly reports its work to the Board.

Our Board has determined that (i) the members of the Audit Committee, Michel J. Dumas, Diego Donoso, Debra Fine, Eric V. Roegner and Sachin Shivaram, are independent directors, (ii) each director appointed to the Audit Committee is financially literate and (iii) Michel J. Dumas and Debra Fine are our Audit Committee financial experts. During fiscal year 2024, our Audit Committee held five meetings. Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee:

●	reviews and assesses the adequacy of the corporate governance guidelines applicable to us at least annually and recommends to us any revisions;

●	reviews and makes recommendations to the Board regarding the size and structure of the Board;

●	determines the process for the annual self-assessments of the Board and its committees and oversees the implementation and reporting back of the results;

●	reviews and makes recommendations to the Board regarding leadership and membership of committees of the Board;

●	develops and administers the process and criteria for selecting new directors and nominees for vacancies on the Board and candidates for Board membership;

●	reviews succession planning for the CEO and our other senior executives, and reports on such matters to the Board;

●	reviews and approves, as appropriate, the compensation of our non-employee directors;

●	considers at least annually the independence of directors; and

●	regularly reports its work to the Board;

Our Board has determined that the members of the Nominating and Corporate Governance Committee, Debra Fine, Michel J. Dumas, Jean-Marc Germain and Anthony R. Taccone, are independent directors. During fiscal year 2024, our Nominating and Corporate Governance Committee held seven meetings. Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards.

14 / GrafTech International Ltd. | 2025 Proxy Statement

Human Resources and Compensation Committee

In general, the Human Resources and Compensation Committee:

●	reviews and approves, at least annually, the compensation of the CEO and of our other senior executives;

●	conducts an evaluation of the CEO’s performance;

●	grants awards under, and otherwise administers, our stock incentive plan, and approves and administers any other compensation plan in which our executive officers participate;

●	retains compensation consultants and obtains advice from internal or external advisors, as necessary;

●	prepares the annual Compensation Committee Report on executive compensation for our proxy statement; and

●	regularly reports its work to the Board.

Our Board has determined that the members of the Human Resources and Compensation Committee, Anthony R. Taccone, Diego Donoso, Jean-Marc Germain, Eric V. Roegner and Sachin Shivaram, are independent directors. During fiscal year 2024, our Human Resources and Compensation Committee held seven meetings. Our Human Resources and Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards. Under the written charter, which is reviewed at least annually, the Human Resources and Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more of its members, as appropriate, subject to applicable law. The Human Resources and Compensation Committee may also delegate, in writing, any of its powers and authority under the Company’s Omnibus Equity Incentive Plan (“Equity Plan”) to a subcommittee. Certain equity grant authority of the Human Resources and Compensation Committee may be delegated under the Equity Plan to subcommittees of the Board or certain officers of the Company, subject to applicable law. Further, certain administrative authority under the Equity Plan may be delegated by the Human Resources and Compensation Committee to certain of our officers or employees, subject to applicable law and the provisions of the Equity Plan. For more information about the roles our executive officers and the compensation consultant to the Human Resources and Compensation Committee have in determining or recommending executive compensation, please see the “Compensation Discussion and Analysis” (“CD&A”) disclosure below. For more information about our director compensation program, please see the “Director Compensation Program ” disclosure below.

Compensation Committee Interlocks and Insider Participation

None.

Code of Conduct and Ethics

Our Board has adopted a code of conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the listing standards of the NYSE. Any waiver (including an implicit waiver) from a provision of our Code of Conduct and Ethics granted to, or any amendment (other than technical, administrative or other non-substantive amendments) of the Code

GrafTech International Ltd. | 2025 Proxy Statement / 15

of Conduct and Ethics that applies to, our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions will be promptly disclosed as required by applicable U.S. federal securities laws and the listing standards of the NYSE on our website at https://www.graftech.com under “Governance” in the Investors section or in a Current Report on Form 8-K filed electronically with the SEC at www.sec.gov. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website.

Board Meetings

During fiscal year 2024, our Board held 16 meetings, including regularly scheduled and special meetings. Our directors’ average attendance was 95%, and each current director (other than Messrs. Roegner and Shivaram as they were not directors during 2024) as well as former director, Marcel Kessler, attended at least 75% of the aggregate number of 2024 meetings of our Board and the committees on which he or she served. We encourage, but do not require, our directors to attend each annual meeting of stockholders. All of our then-current directors attended the 2024 annual meeting of stockholders.

Director Skills and Qualifications Criteria

The Nominating and Corporate Governance Committee reviews at least annually the skills, qualifications and characteristics for election of new and continuation of existing directors. The criteria considered in selecting director nominees reflect applicable law, the listing standards of the NYSE, as well as a candidate’s integrity, strength of character, judgment, business experience, specific areas of expertise, ability to devote sufficient time to attendance at and preparation for Board meetings and factors relating to the composition of the Board (including its size and structure). The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders for membership on the Board. If a stockholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to the attention of the Corporate Secretary, GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, Ohio 44131. Stockholders proposing director nominations must comply with the advance notice and specific information requirements in our By-Laws, which include, among other things, the disclosure of hedging, derivative interests and other material interests of the nominating stockholder and director nominee. In addition, each director nominee proposed by a stockholder is expected to tender an irrevocable advance resignation in accordance with our By-Laws and Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee recommends to the Board all nominees to be proposed by the Company for election to the Board, as well as actions with respect to individuals nominated by third parties.

Directors whose positions, responsibilities or commitments change materially after they were elected to the Board are required to inform the Nominating and Corporate Governance Committee and volunteer to resign from the Board so that the Nominating and Corporate Governance Committee may have an opportunity to review the appropriateness of continued membership under the circumstances, including with respect to independence, and make recommendations to the Board, which could accept the volunteered resignation but need not do so.

Directors are expected to serve on at most a limited number of other public company boards. Prior to accepting an invitation to serve on another public company board, directors must advise the Nominating and Corporate Governance Committee and must receive written confirmation from the head of the legal department that there are no legal or regulatory impediments to such service.

16 / GrafTech International Ltd. | 2025 Proxy Statement

The Nominating and Corporate Governance Committee leads the effort to identify and recruit candidates to join the Board. The Nominating and Corporate Governance Committee utilizes a variety of methods and processes to identify potential director candidates, including through reputable third-party search firms, unsolicited recommendations from other third-party search firms, and referrals from current or past members of the Board. In this context, the Nominating and Corporate Governance Committee’s view is that the Board should reflect a balance between the experience that comes with longevity of service on the Board and the need for renewal and fresh perspectives. As such, the Nominating and Corporate Governance Committee does not support mandatory director term limits as a Board turnover mechanism. However, in order to encourage Board refreshment, directors will not be up for re-election when their class is otherwise up for re-election for a new three-year term if they are 75 or over or will reach the age of 75 within such term. The Nominating and Corporate Governance Committee and the Board, in their respective exercise of discretion, may elect to waive this guideline and renominate a director regardless of his or her age. The Nominating and Corporate Governance Committee does believe that periodically adding new voices to the Board can help the Company adapt to a changing business environment and Board renewal continues to be a priority.

Director Orientation and Continuing Education

All new directors participate in an orientation program (the “Orientation Program”) reasonably promptly after they are elected or appointed. The Orientation Program includes presentations by senior management and internal and independent auditors to familiarize new directors with strategic plans, significant financial, accounting and risk management issues and compliance programs (including the Company’s Code of Conduct and Ethics and other applicable policies). In addition, the Orientation Program can include visits to headquarters and, to the extent practical, certain of the significant facilities of the Company. All other directors are welcome to attend the Orientation Program.

All directors are also encouraged to participate in Continuing Education Programs offered by the NYSE and other organizations, and the Company will reimburse directors for reasonable costs associated therewith.

Director Compensation Program

Our non-employee directors receive compensation for service on the Board. The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board regarding the form and amount of compensation for our non-employee directors. All of our non-employee directors are paid under the same compensation program and our non-employee directors’ out-of-pocket business travel and accommodation expenses are reimbursed by us. Directors who are employees of the Company do not receive any additional compensation for service on our Board.

In 2022, the Nominating and Corporate Governance Committee and Board reviewed and revised the director compensation program, effective in 2023, to align the program with programs of similarly situated companies. Under the revised director compensation program, which remains unchanged since it was amended in 2022, the non-employee director annual retainer is comprised of two components: (i) a cash retainer in the amount of $100,000 and (ii) a Restricted Stock Unit (“RSU”) grant in the amount of $100,000. The RSUs generally are granted immediately after the conclusion of our annual meeting each year and generally vest in full on the six-month anniversary of the grant date. Directors who are appointed at times other than the annual meeting of stockholders generally will receive their RSU grant shortly after their appointment on similar terms, particularly if they were appointed after the annual meeting of stockholders. Directors may elect to defer their receipt of the

GrafTech International Ltd. | 2025 Proxy Statement / 17

cash retainer and RSUs, in which case they will be awarded instead with deferred share units (“DSUs”) and deferred RSUs (“deferred RSUs” or “DRSUs”), respectively, under the Equity Plan. The DSUs and deferred RSUs can be settled in one of two ways, as elected by the director: (i) as soon as practicable following the date of termination of the director’s service in a single lump sum or (ii) in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the director’s service. Accordingly, the director compensation program is as follows:

Description	Annual Fee*

Non-Employee Director Cash Retainer	$100,000

Non-Employee Director RSU Grant	$100,000

Chairman of the Board Cash Retainer	$100,000

Presiding Independent Director Cash Retainer**	$20,000

Audit Committee Chair Cash Retainer	$20,000

Human Resources and Compensation Committee Chair Cash Retainer	$15,000

Nominating and Corporate Governance Committee Chair Cash Retainer	$15,000

Audit Committee Member Cash Retainer (other than the Chair)	$10,000

Human Resources and Compensation Committee Member Cash Retainer (other than the Chair)	$5,000

Nominating and Corporate Governance Committee Member Cash Retainer (other than the Chair)	$5,000

* Cash fees paid in quarterly installments in arrears.

** Only paid if applicable.

18 / GrafTech International Ltd. | 2025 Proxy Statement

Our non-employee directors received the following compensation for service on our Board in 2024:

2024 Director Compensation Table

Name(1)(2)	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)	Total ($)

Henry R. Keizer(5)	200,000	100,000	—	300,000

Diego Donoso(5)	114,657	100,000	—	214,657

Michel J. Dumas(5)(7)	62,500	162,500	—	225,000

Debra Fine(5)	—	225,000	—	225,000

Jean-Marc Germain(5)	55,000`	155,000	—	210,000

Anthony R. Taccone(5)	30,000	190,000	—	220,000

Catherine L. Clegg(3)(5)(6)	—	8,214	—	8,214

Marcel Kessler(5)(6)(7)	100,000	100,000	—	200,000

(1)

Mr. Flanagan, who was initially appointed to the Board on March 26, 2024 upon his appointment as Chief Executive Officer and President of the Company, is not included in this table as Mr. Flanagan was a Company employee in 2024 and did not receive any additional compensation for service as a director. The compensation that was paid to Mr. Flanagan as a Company employee is shown in the Summary Compensation Table and our other Executive Compensation disclosures below.

(2)	Messrs. Roegner and Shivaram did not serve as Directors in 2024.
(3)

Mses. Clegg and Fine chose to defer all of their cash fees, or $8,214 and $125,000, respectively, into DSUs pursuant to the Director Deferred Fee Plan (described below), receiving 5,952 and 96,599 DSUs, respectively. The Company settled Ms. Clegg’s outstanding DSU awards following her resignation in January 2024 by issuing her shares of our common stock. Messrs. Dumas and Germain chose to defer 50% of their cash fees, or $62,500 and $55,000, respectively, into DSUs, receiving 48,300 and 42,504 DSUs, respectively. Mr. Taccone chose to defer 75% of his 2024 cash fees, or $90,000, into DSUs, receiving 69,551 DSUs. Messrs. Kessler, Keizer and Donoso elected not to defer any of their 2024 cash fees. DSU amounts have been rounded to the nearest whole share where applicable.

(4)

These amounts reflect the aggregate grant date fair value pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of DSUs, RSUs and DRSUs granted under our Equity Plan in accordance with our Non-Employee Director Stock Ownership Policy (described below). Additional details on accounting for stock-based compensation can be found in Note 3, Stock-Based Compensation to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. Ms. Fine and Messrs. Dumas, Germain, Keizer, and Taccone chose to defer their RSUs into DRSUs, each receiving 56,497 DRSUs on May 9, 2024. Messrs. Kessler and Donoso received 56,497 RSUs on May 9, 2024. DRSU amounts have been rounded to the nearest whole share where applicable.

(5)

As of December 31, 2024, Ms. Fine and Messrs. Donoso, Dumas, Germain, Keizer and Taccone held a total of 164,010, 10,408, 120,394, 71,152, 20,141, and 143,050 DSUs, respectively, which includes accrued dividend equivalents credited as additional DSUs. As of December 31, 2024, Ms. Fine and Messrs. Dumas, Germain, and Taccone each held a total of 80,468 DRSUs, Mr. Donoso held a total of 11,068 DRSUs, and Mr. Keizer held a total of 56,497 DRSUs, all of which include accrued dividend equivalents credited as additional DRSUs. As of December 31, 2024, neither Ms. Clegg nor Mr. Kessler had any outstanding DSUs, DRSUs, or RSUs. The Company settled all of Ms. Clegg’s outstanding DSUs and DRSUs following her resignation in January 2024 pursuant to her deferral elections by issuing her shares of our common stock. Mr. Donoso will not be standing for re-election at the Annual Meeting. Mr. Kessler held no deferred awards that could be settled upon his resignation.

GrafTech International Ltd. | 2025 Proxy Statement / 19

(6)	On January 26, 2024, Ms. Clegg resigned from the Board due to personal reasons effective immediately. Mr. Kessler resigned from the Board effective December 31, 2024.
(7)

Messrs. Dumas and Kessler received their fees earned or paid in cash in the form of Canadian dollars (“CAD”). The fees earned or paid in cash amount for Messrs. Dumas and Kessler are shown in U.S. dollars (“USD”) using a foreign currency exchange rate of 0.74 USD/CAD, 0.73 USD/CAD, 0.74 USD/CAD and 0.69 USD/CAD for the first, second, third and fourth quarterly installments, respectively.

Director Deferred Fee Plan for Non-Employee Directors

We maintain an Amended and Restated GrafTech International Ltd. Director Deferred Fee Plan (as amended, the “Director Deferred Fee Plan”), which provides non-employee directors with the opportunity to defer payment of cash retainer fees paid for service on the Board and any committees, at their election (subject to our Non-Employee Director Stock Ownership Policy described below). Newly-elected non-employee directors are required to make an election to defer payment of cash fees on or promptly after their appointment on the Board, while existing non-employee directors are required to make their election by December 17 prior to the beginning of the next calendar year. The director year under the Director Deferred Fee Plan begins on January 1 and continues through December 31. A non-employee director who chooses to have any portion of their cash fees deferred will have an account established in which the fees that would have been paid to the non-employee director shall instead be credited with DSUs, the number of which shall be determined by dividing (i) the amount of fees payable on such date they are deferred by (ii) the closing price of one share of our common stock as reported on the NYSE on such date. All DSUs will accrue dividend equivalents that will be credited to the non-employee director as additional DSUs to the extent that the Board declares dividends on the common stock of the Company. The DSUs are fully vested and nonforfeitable at all times. All whole DSUs will be settled in shares of our common stock either in a single lump sum as soon as practicable after the non-employee director’s termination of service on the Board, or, if the non-employee director elects, in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the non-employee director’s service, while any fractional DSUs will be settled in cash.

Non-Employee Director Stock Ownership Policy

The Non-Employee Director Stock Ownership Policy was reviewed and revised by the Board in December 2022. Under the revised policy, effective December 1, 2022, independent directors are required, within five years of the later of December 1, 2022 and joining the Board, to acquire shares or share equivalents of the Company having an aggregate value equal to at least $600,000 (the “Stock Threshold”). DSUs, RSUs and deferred RSUs will count towards the Stock Threshold. Any common stock received upon the vesting of RSUs must be held and may not be sold until the Stock Threshold is met. The Stock Threshold will be calculated each year on December 1 and in the event that a director who previously met the Stock Threshold no longer does, that director will need to acquire more common stock or, to the extent determined by the Board, elect to receive a portion of his or her total cash director fees in DSUs for the following director year in order to satisfy the Stock Threshold by the following December. As of March 10, 2025, all of the independent directors are expected to comply with the Non-Employee Director Stock Ownership Policy in the prescribed time frame.

Risk Oversight

The Board oversees the management of the Company’s risk exposure through the following framework: management regularly provides to the Board updated information concerning strategic, operational and emerging risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s efforts to mitigate those risks.

20 / GrafTech International Ltd. | 2025 Proxy Statement

The Board is responsible for understanding the Company’s most significant risks, ensuring that management responds appropriately, and making risk-informed strategic decisions. The Board monitors risk exposure to ensure that it is in line with the Company’s overall tolerance for, and ability to manage, risk.

Our Audit Committee, which is made up solely of independent directors who have had extensive experience in providing strategic and advisory services to other companies, assists the Board in evaluating the risks the Company faces as well as our policies for risk management and assessment.

The Audit Committee:

●	Has primary responsibility for assisting the Board with risk oversight for the Company;

●	Considers audit, accounting, financial reporting and compliance risk, including material litigation instituted against the Company, cybersecurity issues and the resolution of any ethics issues; and

●

Holds, at each regularly scheduled meeting, separate executive sessions to identify and assess risks and oversee the methodologies that management implements to address those risks. These executive sessions often include representatives from our independent registered public accounting firm, as well as from our risk management and internal audit, finance and legal departments.

The Human Resources and Compensation Committee:

●	Reviews and balances risk in our executive compensation practices, programs and policies; and

●

Annually assesses the Company’s compensation programs to determine if any elements of these plans create an inappropriate level of risk and to evaluate management’s methods to mitigate any potential risks.

The Nominating and Corporate Governance Committee:

●	Oversees risks associated with Board and committee composition, including the annual self-assessments of the Board and its committees and oversees the implementation and reporting back of the results.

The Board’s role in risk oversight complements our leadership structure, with senior management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees overseeing those efforts. We believe that this is an effective approach to addressing the risks we face and supports our current Board leadership structure, as it allows our independent directors to evaluate our risks and our risk management and assessment policies, including through the fully independent Audit Committee, with ultimate oversight by the full Board. In particular, the Human Resources and Compensation Committee has determined that none of our executive compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company.

GrafTech International Ltd. | 2025 Proxy Statement / 21

Communications from Stockholders and Other Interested Parties

The Company values your feedback. Any stockholder or interested party who desires to contact the Company’s Chairman, the independent directors as a group or the other members of the Board may do so by writing to the Corporate Secretary, GrafTech International Ltd., at 982 Keynote Circle, Brooklyn Heights, Ohio 44131, Attention: Corporate Secretary. Any such communication should state the number of shares owned, if applicable. The Corporate Secretary will forward to the Chairman any such communication addressed to the Chairman, the independent directors as a group or to the Board generally, and will forward such communication to other Board members, as appropriate, provided that such communication addresses a legitimate business issue. Any communication relating to accounting, auditing or fraud will be forwarded immediately to the Chair of the Audit Committee.

Certain Relationships and Related Party Transactions

Under SEC rules, a related person is an executive officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. We have a written related party transaction policy, pursuant to which directors (including director nominees), executive officers and employees are required to report any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and our interests, regardless of the amount involved. Our head of legal reports these transactions to the Audit Committee of the Board, which is responsible for evaluating each related party transaction and, if necessary, making a recommendation to the disinterested members of the Board as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The Audit Committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.

Other than the transactions described below, since January 1, 2024, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Brookfield Tax Receivable Agreement

We and Brookfield Corporation (“Brookfield”), a former controlling stockholder of the Company, which held more than 10% of our common stock as of January 2024, entered into a tax receivable agreement (the “Tax Receivable Agreement”) in connection with our IPO. The Tax Receivable Agreement provides the right to receive future payments from us to certain of our pre-IPO stockholders (the “Existing Stockholders”) of 85% of the amount of cash savings, if any, in U.S. federal income tax and Swiss tax that we and our subsidiaries realize as a result of the utilization of certain tax assets attributable to periods prior to our IPO, including certain federal net operating losses (“NOLs”), previously taxed income under Section 959 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), foreign tax credits, and certain NOLs in GrafTech Switzerland S.A. (collectively, the “Pre-IPO Tax Assets”). In addition, we will pay interest on the payments we make to the Existing Stockholders with respect to the amount of this cash savings from the due date (without

22 / GrafTech International Ltd. | 2025 Proxy Statement

extensions) of our tax return where we realize this savings to the payment date at a rate equal to the forward looking term rate based on the secured overnight financing rate (“SOFR”) administered by the Federal Reserve Bank of New York for a one-month period plus 0.10% plus 100 basis points per annum.

For purposes of the Tax Receivable Agreement, cash savings in income tax are computed by reference to the reduction in the liability for income taxes resulting from the utilization of the tax benefits subject to the Tax Receivable Agreement. The term of the Tax Receivable Agreement commenced on April 23, 2018 and will continue until there is no potential for any future tax benefit payments.

Our counterparties under the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the Tax Receivable Agreement that are greater than our actual cash tax savings.

While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our subsidiaries’ use of Pre-IPO Tax Assets, as of December 31, 2024, we expect that, based on current tax laws, payments under the Tax Receivable Agreement relating to the Pre-IPO Tax Assets will total approximately $70 million. This figure does not account for our Pre-IPO Tax Assets attributable to previously taxed income under Section 959 of the Code, the value of which is highly speculative, and certain NOLs in GrafTech Switzerland S.A., which we expected to have nominal value at the time of our IPO. As of December 31, 2024, we have made payments of approximately $63.3 million related to the Tax Receivable Agreement. We expect that, based on current tax laws, future payments under the Tax Receivable Agreement relating to the Pre-IPO Tax Assets will be approximately $6.0 million in the aggregate.

Any future changes in the utility of the Pre-IPO Tax Assets will impact the amount of the liability that will be paid to the Existing Stockholders. Changes in the utility of these Pre-IPO Tax Assets will be recorded in the provision for income taxes and any changes in the obligation under the Tax Receivable Agreement will be recorded in other (income) expense, net in the consolidated statements of operations. We plan to use cash flow from operations and availability under our credit facilities to fund this obligation.

If we undergo a Change of Control (as defined in the Tax Receivable Agreement), the Tax Receivable Agreement will terminate and we will be required to make a payment equal to the present value of future payments under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a Change of Control, we will be required to make a payment equal to the present value of future payments under the Tax Receivable Agreement attributable to the Pre-IPO Tax Assets of such subsidiary that is sold or disposed of, applying the assumptions described above.

The Tax Receivable Agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the U.S. Bankruptcy Code or otherwise, then all of our payments and other obligations under the Tax Receivable Agreement will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the Tax Receivable Agreement.

GrafTech International Ltd. | 2025 Proxy Statement / 23

Certain transactions by the Company could cause it to recognize taxable income (possibly material amounts of income) without a current receipt of cash. Payments under the Tax Receivable Agreement with respect to such taxable income would cause a net reduction in our available cash. For example, transactions giving rise to cancellation of debt income, the accrual of income from original issue discount or deferred payments, a “triggering event” requiring the recapture of dual consolidated losses, or “Subpart F” income would each produce income with no corresponding increase in cash. In these cases, we may use some of the Pre-IPO Tax Assets to offset income from these transactions and, under the Tax Receivable Agreement, would be required to make a payment to the Existing Stockholders even though we receive no cash from such income.

Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of our subsidiaries to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for specified reasons, such payments will be deferred and will accrue interest at a rate of SOFR plus 0.10% plus 100 basis points per annum until paid.

In the event that any determinations must be made under or any dispute arises involving the Tax Receivable Agreement, the Existing Stockholders will be represented by Brookfield Capital Partners IV GP, Ltd. In any such instance, should any representatives of Brookfield Capital Partners IV GP then be serving on our Board, such directors will be excluded from decisions of the Board related to the relevant determination or dispute.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, requires our directors, officers and beneficial owners of 10% or more of our shares of common stock to file reports with the SEC. We assist our directors and officers by monitoring transactions and completing and filing these reports on their behalf. Based on our records and other information, we believe that all reports that were required to be filed under Section 16(a) during 2024, including all filings required by our directors and officers, were timely filed, except Colonial House Capital Limited’s initial statement of beneficial ownership on Form 3 that was due on April 21, 2024 and filed on April 26, 2024.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 10, 2025 regarding the beneficial ownership of our common stock by:

●	each person or group who beneficially owns more than 5% of our outstanding shares of common stock;

●	each of our named executive officers;

●	each of our directors and director nominees; and

●	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose

24 / GrafTech International Ltd. | 2025 Proxy Statement

or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable or awards payable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

The percentage of beneficial ownership is based on 257,420,400 shares of common stock issued and outstanding on March 10, 2025. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131.

	As of March 10, 2025

Name	Number of shares	Percentage of shares

5% Stockholders

Colonial House Capital Limited(1)	32,486,701	12.6%

HEG Limited(2)	21,175,619	8.2%

Grantham, Mayo, Van Otterloo & Co. LLC(3)	20,411,198	7.9%

BlackRock, Inc.(4)	18,258,607	7.1%

Nilesh Undavia, et al.(5)	17,308,942	6.7%

Marathon Asset Management GP, L.L.C.(6)	14,249,980	5.5%

Named Executive Officers and Directors

Henry R. Keizer(7)(8)(9)	104,608	*

Diego Donoso(7)(8)(9)	77,973	*

Michel J. Dumas(7)(9)	200,862	*

Debra Fine(7)(9)	244,478	*

Jean-Marc Germain(7)(8)(9)	191,620	*

Sachin Shivaram	—	*

Eric V. Roegner	—	*

Anthony R. Taccone(7)(8)(9)	232,267	*

Timothy K. Flanagan	141,424	*

Catherine Hedoux-Delgado(10)	121,457	*

Jeremy S. Halford	317,878	*

Iñigo Perez Ortiz	234,220	*

Gina K. Gunning	240,216	*

Rory F. O’Donnell	100,000	*

All Current Executive Officers and Directors as a Group (13 Persons)(11)	1,845,330	*

* Less than 1%

(1)	Based on a Form 4 filed on May 20, 2024 by Colonial House Capital Limited (“Colonial”), Colonial owned 32,486,701 shares of common stock at May 17, 2024. Of the total shares,

GrafTech International Ltd. | 2025 Proxy Statement / 25

Colonial had sole voting power over 31,358,061 of the shares, sole dispositive power over 31,358,061 of the shares, shared voting power over 1,128,640 of the shares and shared dispositive power over 1,128,640 of the shares. The address of Colonial is 17 Prince Arthur Avenue, 2nd Floor, Toronto, ON M5R 1B2, Canada.

(2)

Based on a Schedule 13G filed on October 7, 2024 by HEG Limited (“HEG”), HEG owned 21,175,619 shares of common stock at September 25, 2024. Of the total shares, HEG had sole voting power over 21,175,619 of the shares, sole dispositive power over 21,175,619 of the shares, shared voting power over none of the shares and shared dispositive power over none of the shares. The address of HEG is Bhilwara Tower, A-12, Sector 1, Noida (UP) 201301 NCR Dehli, Republic of India.

(3)

Based on a Schedule 13G/A filed on February 13, 2024 by Grantham, Mayo, Van Otterloo & Co. LLC (“Grantham”), Grantham owned 20,411,198 shares of common stock at December 31, 2023. Of the total shares, Grantham had sole voting power over 20,411,198 of the shares, sole dispositive power over 20,411,198 of the shares, shared voting power over none of the shares and shared dispositive power over none of the shares. The address of Grantham is 53 State Street, Suite 3300, Boston, MA 02109.

(4)

Based on a Schedule 13G/A filed on November 8, 2024 by BlackRock, Inc. (“BlackRock”), BlackRock owned 18,258,607 shares of common stock at September 30, 2024. Of the total shares, BlackRock had sole voting power over 17,234,456 of the shares, sole dispositive power over 18,258,607 of the shares, shared voting power over none of the shares and shared dispositive power over none of the shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(5)

Based on a Schedule 13D/A filed on January 14, 2025 by Nilesh Undavia, et al. (“Mr. Undavia”), Mr. Undavia owned 17,308,942 shares of common stock as of January 10, 2025. Of the total shares, Mr. Undavia had sole voting power over 11,538,942 of the shares, sole dispositive power over 11,538,942 of the shares, shared voting power over 5,770,000 of the shares and shared dispositive power over 5,770,000 of the shares. The address of Mr. Undavia is 474 NE 3rd Street, Unit 416, Boca Raton, Florida 33432.

(6)

Based on a Schedule 13G filed on February 27, 2025 by Marathon Asset Management GP, L.L.C. (“Marathon”), Marathon owned 14,249,980 shares of common stock at February 20, 2025. Of the total shares, Marathon had sole voting power over 14,249,980 of the shares, sole dispositive power over 14,249,980 of the shares, shared voting power over none of the shares and shared dispositive power over none of the shares. The address of Marathon is 1 Bryant Park, 38th Floor, New York, NY 10036.

(7)

Henry R. Keizer, Diego Donoso, Michel J. Dumas, Debra Fine, Jean-Marc Germain, and Anthony R. Taccone beneficially own 20,141, 10,408, 120,394, 164,010, 71,152, and 143,049 DSUs, respectively. Each DSU represents a contingent right to receive one share of our common stock. The DSUs are fully vested and will be settled in shares of common stock either (a) as soon as practicable after the director terminates service on the Board or (b) in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the reporting person’s service as director, depending on the reporting person’s election for the year in which the DSUs were granted or accrued.

26 / GrafTech International Ltd. | 2025 Proxy Statement

(8)	Diego Donoso, Jean-Marc Germain, Henry R. Keizer, and Anthony R. Taccone also beneficially own 56,497, 40,000, 27,970, and 8,750 shares of our common stock, respectively.

(9)

Henry R. Keizer, Diego Donoso, Michel J. Dumas, Debra Fine, Jean-Marc Germain, and Anthony R. Taccone beneficially own 56,497, 11,068, 80,468, 80,468, 80,468, and 80,468 DRSUs, respectively. Each DRSU represents a contingent right to receive one share of our common stock. The DRSUs are fully vested and will be settled in shares of common stock either (1) as soon as practicable after the director terminates service on the Board or (b) in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the reporting person’s service as director, depending on the reporting person’s election for the year in which the DRSUs were granted or accrued.

(10)

Includes 26,081 shares of common stock underlying certain RSUs beneficially owned by Catherine Hedoux-Delgado. The right to right to receive 3,693 of these shares of common stock vested on February 25, 2025 and the right to receive 22,388 of these shares of common stock vested on March 12, 2025.

(11)	Does not include Catherine Hedoux-Delgado or Gina K. Gunning who, as of March 10, 2025, were no longer executive officers of the Company.

Policies on Transactions in Company Stock, Including Anti-Hedging Provisions

All of our executive officers, directors and other employees are prohibited from engaging in hedging or monetizing transactions with respect to our securities. “Hedging transactions” or “monetizing transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments (such as prepaid variable forwards, equity swaps, collars and exchange funds) or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities, often in exchange for all or part of the potential for upside appreciation in these securities. Because hedging transactions might permit an executive officer, director or other employee to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging or monetization transactions are prohibited.

We also prohibit our executive officers, directors and other employees from engaging in put, call or other derivative transactions relating to our securities on an exchange or in any other organized market. A put is an option or right to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Because a transaction in options in our securities would, in effect, be a bet on the short-term movement of our securities and may also focus attention on short-term performance at the expense of our long-term objectives, our executive officers, directors and other employees are prohibited from engaging in such transactions. Additionally, our executive officers, directors and other employees are also prohibited from engaging in short sales of our securities. A short sale of a security is the sale of a security that the seller does not own. Because a short sale of our securities would, in effect, be a bet that the value of the security will decline, allowing a short sale could create perverse incentives for the seller.

GrafTech International Ltd. | 2025 Proxy Statement / 27

The Company has adopted an insider trading policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations and the NYSE listing standards. The foregoing summary of the Company’s insider trading policy does not purport to be complete and is qualified in its entirety by reference to the full text thereof attached as Exhibit 19 to our Annual Report on Form
10-K.

28 / GrafTech International Ltd. | 2025 Proxy Statement

Proposal 1 Elect Two Directors for a Three-Year Term or Until Their Successors Are Elected and Qualified

Under our Amended Certificate of Incorporation, the number of members of our Board is fixed from time to time by the Board and may be increased or decreased by the majority of directors then in office. The number of members will not be fewer than three directors, nor more than eleven directors. The Amended Certificate of Incorporation further provides that the directors shall be divided into three classes, designated Class I, Class II and Class III, and each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Directors are elected by stockholders for terms of three years and hold office until their successors are duly elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring.

Our Board currently consists of nine members and is divided into three classes of directors, with Class I containing three directors, Class II containing three directors, and Class III containing three directors. The terms of the directors in Class I expire at the Annual Meeting. Our current Class I directors are Diego Donoso, Michel J. Dumas and Eric V. Roegner.

Michel J. Dumas and Eric V. Roegner are standing for re-election at the Annual Meeting as Class I directors. Each of these director nominees were recommended for nomination to the Board by the Nominating and Corporate Governance Committee.

If elected, Messrs. Dumas and Roegner will hold office for a three-year term until the 2028 Annual Meeting and or until their successor is elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR each nominee listed below. If a nominee becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board may recommend.

Required Vote

Our By-Laws require that each director receive a majority of the votes properly cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). As the election of directors at the Annual Meeting is uncontested, it requires a majority of the votes cast by, or on behalf of, the holders of common stock at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” a director and have no effect on the election results.

GrafTech International Ltd. | 2025 Proxy Statement / 29

If stockholders do not re-elect a nominee who is already a director, Delaware law provides that the director continues to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each director is expected to submit an irrevocable advance resignation that will be effective if the stockholders do not re-elect him or her and the Board accepts his or her resignation. In that situation, within 90 days from the date the election results are certified, the Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation, with the Board then taking action and promptly disclosing its decision and underlying rationale in a filing with the SEC.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE LISTED BELOW TO SERVE A THREE-YEAR TERM OR UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIED.

30 / GrafTech International Ltd. | 2025 Proxy Statement

Nominees for Re-Election and Incumbent Directors

Relevant information about each director appears below, including certain information regarding our directors’ individual experience, qualifications, attributes and skills, and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they should serve as directors.

NOMINEES FOR RE-ELECTION AS CLASS I MEMBERS OF THE BOARD OF DIRECTORS – Current Term Expiring at the 2025 Annual Meeting

Michel J. Dumas
Former Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc. Director Since: 2018 Age: 66 Committees: Audit (Chair) and Nominating and Corporate Governance

Mr. Dumas was elected to the Board in April 2018 and served as the Presiding Independent Director from July 2019 to May 2023. Mr. Dumas is the Chair of the Audit Committee of the Company. Mr. Dumas is also a member of the Nominating and Corporate Governance Committee. Mr. Dumas has over thirty years of experience in the lumber, pulp and paper industries. From 1997 until 2017, Mr. Dumas served as the Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc., an integrated forest products manufacturer based in Quebec. Mr. Dumas also served on the board of directors of Tembec, Inc. from January 2011 to February 2017. Mr. Dumas served as a director of Marathon Pulp Inc. from February 2000 to February 2009 and of Jager Building Systems from August 2001 to September 2008. From 1991 to 1997, Mr. Dumas was Vice President, Finance and Chief Financial Officer at Spruce Falls Inc., a newsprint mill. Prior to joining Spruce Falls Inc., from 1985 to 1991, Mr. Dumas served as Controller at Tembec, Inc. Mr. Dumas received his undergraduate degree in Commerce from the University of Ottawa. Mr. Dumas is qualified to serve on the Board primarily as a result of his extensive finance experience and knowledge of cyclical businesses.

GrafTech International Ltd. | 2025 Proxy Statement / 31

Eric V. Roegner
Executive Vice President, Integration and Special Projects of Amcor plc Director Since: 2025 Age: 55 Committees: Audit and Human Resources and Compensation

Mr. Roegner was appointed to the Board in March 2025. Mr. Roegner has served as Executive Vice President, Integration and Special Projects of Amcor plc (NYSE: AMCR), a developer and producer of responsible packaging solutions across a variety of materials for food, beverage, pharmaceutical, medical, home and personal-care, and other products, since January 2025. He previously served Amcor as Group President, Amcor Rigid Packaging from September 2018 to December 2024.

Prior to joining Amcor, Mr. Roegner held numerous leadership positions with Arconic Corporation (formerly Alcoa Inc.), a manufacturer of aluminum sheet, plate, extrusions and architectural products and systems, between 2006 and 2018. His last position with Arconic was EVP & Group President, Engineered Products & Solutions. Earlier in his career, Mr. Roegner was a Partner at McKinsey & Company, Inc.

Mr. Roegner holds a Bachelor of Science in Aerospace & Mechanical Engineering from Princeton University and Masters of Business Administration from Case Western Reserve University.

Mr. Roegner is qualified to serve on the Board primarily as a result of his almost two decades of experience at global manufacturers in various executive officer roles and his extensive expertise in engineering and operations in the manufacturing sector.

CLASS II MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – Current Term Expiring at the 2026 Annual Meeting

Timothy K. Flanagan
Chief Executive Officer and President of GrafTech International Ltd. Director Since: 2024 Age: 47 Committees: None

Mr. Flanagan was elected to the Board in March 2024 when he was appointed as GrafTech’s Chief Executive Officer and President. Prior to that, Mr. Flanagan served as GrafTech’s Interim Chief Executive Officer and President from November 2023 to March 2024. He joined the Company in November 2021, upon being appointed GrafTech’s Chief Financial Officer, Vice President Finance and Treasurer. Mr. Flanagan previously served as Executive Vice President, Chief Financial Officer of Cleveland-Cliffs Inc., a flat-rolled steel producer and supplier of iron ore pellets, from January 2017 to February 2019. Prior to being promoted to Executive Vice President, Chief Financial Officer of Cleveland-Cliffs, he held a variety of financial leadership roles at Cleveland-Cliffs since joining in 2008. More recently, he served as Chief Financial Officer of Benesch, Friedlander, Coplan & Aronoff, LLP, an AmLaw 200 law firm, from June 2019 to November 2021. Mr. Flanagan is qualified to serve on the Board primarily as a result of his insights from his experience as GrafTech’s Chief Executive Officer and President and his ability to provide guidance, operational knowledge, and management perspective to the Board.

32 / GrafTech International Ltd. | 2025 Proxy Statement

Henry R. Keizer
Former Deputy Chairman and Chief Operating Officer of KPMG Director Since: 2021 Age: 68 Committees: None

Mr. Keizer was elected to the Board in October 2021 and became Chairman in May 2023. Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG, the U.S.-based and largest individual member firm of KPMG International (“KPMGI”), a role from which he retired in December 2012. KPMGI is a professional services organization that provides audit, tax and advisory services in approximately 150 countries. Mr. Keizer previously held several senior leadership positions throughout his 35 years at KPMG, including Global Head of Audit from 2006 to 2010 and U.S. Vice Chairman of Audit from 2005 to 2010.

Mr. Keizer currently serves as Chairman of the Board of Sealed Air Corporation (NYSE: SEE) and as a trustee and audit committee chair of the Multi-Asset Fund Complex at BlackRock where he provides oversight to approximately 150 registered investment companies within the fund complex. He previously served as Chairman of the Board of Hertz Global Holdings, Inc. (NYSE: HTZ) and The Hertz Corporation from 2015 to 2021; a director and audit committee chair of WABCO Holdings Inc. (NYSE: WBC) from 2015 until it was sold in May 2020; and as a director and audit committee chair of MUFG Americas Holdings, Inc. and MUFG Union Bank, a financial and bank holding company, from 2014 to 2016. Mr. Keizer was also a director of the American Institute of Certified Public Accountants from 2008 to 2011.

Mr. Keizer holds a Bachelor’s degree in Accounting, summa cum laude, from Montclair State University, New Jersey.

Mr. Keizer has significant governance, management, operating and leadership skills gained as Deputy Chairman and Chief Operating Officer of KPMG and as a director of multiple public and private companies. In addition, Mr. Keizer, is a certified public accountant, with extensive knowledge and understanding of financial accounting, internal control over financial reporting and auditing standards. Mr. Keizer also has over four decades of diverse industry perspective gained through advising companies engaged in manufacturing, banking, insurance, consumer products, retail, and technology.

GrafTech International Ltd. | 2025 Proxy Statement / 33

Jean-Marc Germain
Chief Executive Officer of Constellium SE Director Since: 2021 Age: 59 Committees: Human Resources and Compensation and Nominating and Corporate Governance

Mr. Germain was elected to the Board in October 2021. Mr. Germain has served as Chief Executive Officer of Constellium SE (NYSE: CSTM), a designer and manufacturer of a broad range of innovative rolled and extruded aluminum products serving primarily the packaging, aerospace and automotive end-markets, since July 2016, and executive director of the board of Constellium since June 2016. Prior to joining Constellium, Mr. Germain was Chief Executive Officer of Algeco Scotsman, a Baltimore-based global business services provider focused on modular space and secure portable storage. Previously, Mr. Germain held numerous leadership positions in the aluminum industry, including senior executive roles in operations, sales and marketing, financial planning and strategy with Pechiney, Alcan, and Novelis. His last position with Novelis from 2008 to 2012 was as President for North American operations. Earlier in his career, he held a number of international positions with Bain & Company and GE Capital. Mr. Germain is a graduate of Ecole Polytechnique in Paris, France and a dual French and American citizen. As Chief Executive Officer of Constellium, Mr. Germain is qualified to serve on the Board primarily as a result of his extensive financial and management experience for a global manufacturer in a complementary industry.

34 / GrafTech International Ltd. | 2025 Proxy Statement

CLASS III MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – Current Term Expiring at the 2027 Annual Meeting

Debra Fine
Chair and Founder of Fine Capital Partners Director Since: 2021 Age: 65 Committees: Audit and Nominating and Corporate Governance (Chair)

Ms. Fine was elected to the Board in October 2021. Ms. Fine serves as Chair of Fine Capital Partners, a financial services firm she founded in 2004. She was the Chief Executive Officer of Fine Capital Partners from 2004 to January 2020. Fine Capital Partners manages assets principally for university endowments and foundations. Ms. Fine has over 30 years of investment experience as an equity analyst, portfolio manager, and chief investment officer, with specific domain knowledge of cyclical industries. As an entrepreneur, founder, and Chief Executive Officer of a financial services firm for the past 20 years she is familiar with securities regulation, business development, talent retention, business forecasting, financial oversight, strategic planning, and client management. Ms. Fine is National Association of Corporate Directors (NACD) certified.

Ms. Fine was Director of Global Equities at Loews Corporation, a diversified conglomerate, from 1999 to 2004, where she built an equity investment team, established and managed an internal hedge fund as well as a real estate investment trust portfolio. She began her career as an Investment Banker at Salomon Brothers.

She earned a Bachelor of Arts degree, cum laude, from Yale University and an MBA from Harvard Business School.

Ms. Fine serves on several non-profit boards, including as Vice-Chair of the Board for Save the Children US, an approximately $1 billion international non-profit working in approximately 130 countries to improve the lives of children. She has also served on and/or chaired committees, including Audit and Risk, Finance, Investments, Executive Search and Crisis Management. She is also a Vice Chair of the Board of the Center for Global Development, a think-tank on development policy, where she serves on the Executive, Finance and Nominations and Governance committees.

Ms. Fine has deep knowledge of capital markets and financial statement analysis. She also has expertise in evaluating strategic challenges, capital allocation alternatives, effective ways to generate long term value for shareholders and effective shareholder communications. She has decades of experience evaluating senior management teams and the efficacy of their strategic plans and a deep understanding of effective board governance. She is skilled at understanding the key drivers of profitability across various industries with particular domain expertise in all parts of the steel supply chain.

GrafTech International Ltd. | 2025 Proxy Statement / 35

Sachin Shivaram
Chief Executive Officer of Wisconsin Aluminum Foundry Company, Inc. Director Since: 2025 Age: 44 Committees: Audit and Human Resources and Compensation

Mr. Shivaram was appointed to the Board in January 2025. Since June 2019, Mr. Shivaram has been Chief Executive Officer of Wisconsin Aluminum Foundry, Inc., a century-old, family-owned manufacturer of aluminum and copper-based alloy castings. Mr. Shivaram began his career at ArcelorMittal S.A., a steel and mining company, rising to the head of strategy and marketing for a business unit with production facilities across North and South America. Mr. Shivaram is a member of the Board of Directors of Broadwind, Inc. (Nasdaq: BWEN), a precision manufacturer of structures, equipment and components for clean tech and other specialized applications, Lodge Manufacturing Company, an American manufacturer of cast-iron cookware (where he is Chair of the Audit & Finance Committee), and the Green Bay Packers, Inc. Mr. Shivaram also serves as Chairman of the Wisconsin Governor’s Council on Workforce Investment, and as a trustee at Lawrence University. Mr. Shivaram received a Bachelor of Arts degree in history and literature from Harvard University, a Master of Philosophy, Social and Political Science from the University of Cambridge, and a Juris Doctor from Yale Law School. Mr. Shivaram is qualified to serve on the Board as a result of his extensive business and management experience in the global manufacturing industry.

Anthony R. Taccone
Founding Partner and Co-Owner of First River LLC Director Since: 2018 Age: 64 Committees: Nominating and Corporate Governance and Human Resources and Compensation (Chair)

Mr. Taccone was elected to the Board in April 2018. Mr. Taccone has over 35 years of experience consulting to companies in the global steel industry and companies with interests in the steel industry, including suppliers, customers and investors. Since March 1998, Mr. Taccone has served as a Founding Partner and co-owner of First River LLC, a boutique strategy consulting firm. While at First River, Mr. Taccone has worked with senior management teams, boards of directors, investors and government agencies on challenging and complex issues facing companies in the steel industry, including financial restructurings, capacity rationalizations, mergers and acquisitions, major capital investment decisions, raw material integration strategies, and investments in downstream businesses. Prior to joining First River, Mr. Taccone was a strategy consultant at Beddows & Company, a professional investment management company, from 1988 to 1998. From 1994 until 1998, Mr. Taccone was the North American practice leader and served on Beddows & Company’s Board of Directors. Prior to his career as a steel industry consultant, Mr. Taccone worked as a Country Risk Economist from 1985 to 1987 and an Industry Economist from 1987 to 1988 at Mellon Bank, a global financial services company. Mr. Taccone received his undergraduate degree in economics from Washington & Jefferson College and a master’s degree in economics from Duke University. Mr. Taccone is qualified to serve on the Board primarily as a result of his deep knowledge of the global steel industry, over 35 years of experience helping steel and related companies to develop and implement effective strategies to achieve profitable growth and significant experience working with senior management teams and boards of directors.

36 / GrafTech International Ltd. | 2025 Proxy Statement

Director Matrix

The following matrix summarizes the notable knowledge, skills, and experience possessed by our directors, which our Board believes are relevant to our business, as well as demographic information. The matrix does not encompass all the knowledge, skills and experiences of our directors. The knowledge, skills and experience designations and demographic information are based on responses from Board members. In addition, the absence of a particular knowledge, skill, or experience with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area.

Knowledge, Skills and Experience
Public Company / Corporate Governance Experience Service on another public company board or understanding of corporate governance practices	D	E	E	E	E	E	F	E	E
Senior Management Experience Experience serving as a CEO or senior executive of a company, segment or unit	D	D	D	D	D	D	D	D	E
Accounting and Financial Expertise Background and experience in corporate finance, accounting and financial reporting	D	F	D	D	D	E	F	E	F
Legal and Regulatory Background in law or experience navigating complex regulatory matters	E	-	E	F	F	F	F	E	F
Strategy Experience in developing and executing strategic plans	E	D	E	E	E	D	E	D	D
Risk Management Experience in managing and mitigating key risks	E	F	E	F	E	E	E	F	F
Industry Experience Experience working in or with the steel industry	F	-	F	F	D	F	F	D	D
Commercial, Marketing and Sales Experience in developing customers and the global market	F	E	F	-	F	E	D	E	D
Manufacturing Experience in managing an organization with significant manufacturing operations	E	E	E	-	E	E	D	E	E
International Experience working in an organization with global operations	E	D	E	E	E	D	E	F	E
Technology / Research and Development Experience managing innovation, R&D, intellectual property	F	F	F	-	-	E	E	F	F
Cybersecurity Experience protecting internet-connected systems from cyberthreats	F	-	E	F	F	F	F	F	-
Human Resources and Compensation Experience leading a human resources function / executive compensation	E	F	E	F	F	E	F	E	E
Sustainability and Governance Knowledgeable about sustainability and governance issues	F	F	F	E	E	E	E	F	F
Capital Markets and M&A Experience in dealing with capital markets and executing M&A	E	F	D	D	E	E	E	E	F

D = Deep Experience (limited to three responses)  E = Experienced  F = Familiarity with limited direct experience

GrafTech International Ltd. | 2025 Proxy Statement / 37

Demographic Information

Race and Ethnicity
Asian/Pacific Islander								•
Caucasian/White	•		•	•	•	•	•		•
Hispanic/Latinx		•

Gender
Male	•	•	•		•	•	•	•	•
Female				•

38 / GrafTech International Ltd. | 2025 Proxy Statement

Proposal 2 Ratify the Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for 2025

The Audit Committee has selected, and the Audit Committee and the Board recommend stockholder ratification of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2025. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements.

Deloitte & Touche LLP has served as our independent registered public accounting firm since 2015. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent registered public accounting firm is in the best interest of the Company and its stockholders.

Although ratification by stockholders is not required by law or by our By-Laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider its selection.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they choose and will also be available to respond to appropriate questions from stockholders.

Required Vote

Approval of this ratification requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against this proposal. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT YOU VOTE “FOR” THE

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2025 FISCAL YEAR.

GrafTech International Ltd. | 2025 Proxy Statement / 39

Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements and internal controls over financial reporting, in accordance with standards of the U.S. Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee is also responsible for monitoring and reviewing these processes.

The Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal year 2024 (ended December 31, 2024) with the Company’s management, including the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by the applicable requirements of the PCAOB and the SEC. Deloitte & Touche LLP provided, and the Audit Committee received, the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Deloitte & Touche LLP its independence and has considered whether the firm’s provision of non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with, and its review of information provided by, management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

By the Audit Committee of the Board of Directors of GrafTech International Ltd.

AUDIT COMMITTEE

Michel J. Dumas (Chair)

Diego Donoso

Debra Fine

Eric V. Roegner

Sachin Shivaram

40 / GrafTech International Ltd. | 2025 Proxy Statement

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2024 and 2023:

	2024	2023

Audit Fees	$1,811,556	$1,956,017

Audit-Related Fees	22,952	5,585

Tax Fees	259,837	248,271

All Other Fees	2,000	2,000

Total Fees	$2,096,345	$2,211,872

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements; reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q; consultations regarding the accounting, financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions and audits required by the agreements related to our securitizations; and comfort letter procedures.

Audit-Related Fees. This fee relates to various energy applications and grants for one of the Company’s subsidiaries in Europe.

Tax Fees. These include fees for consulting services related to tax planning, compliance, advice and assistance with international and other tax matters.

All Other Fees. These fees relate to an annual subscription to an accounting research tool.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services to be performed by our independent registered public accounting firm. This policy requires that we do not engage our independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. The Audit Committee or the Chair of the Audit Committee may also specifically approve any audit or non-audit services that our independent registered public accounting firm provides that has not received general pre-approval. Any approval of services by the Audit Committee or the Chair of the Audit Committee pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

GrafTech International Ltd. | 2025 Proxy Statement / 41

Proposal 3 Approve, on an Advisory Basis, Our Named Executive Officer Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we provide our stockholders the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our NEOs as disclosed in this Proxy Statement.

We believe that NEO compensation should be focused on promoting Company performance and stockholder value. To achieve these goals, our NEO compensation program emphasizes pay-for-performance and aligning the interests of our NEOs with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our NEO compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the “Compensation Discussion and Analysis” section below and the related tables and narratives for more information about the compensation of our NEOs.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. This vote is advisory only and is not binding. Although the vote is non-binding, our Human Resources and Compensation Committee values the opinions of our stockholders, and our Human Resources and Compensation Committee expects to consider the outcome of the vote when making future compensation decisions for our NEOs. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year. Subject to the outcome of the advisory vote on the frequency of the say-on-pay vote (Proposal 4), we expect to continue holding this vote annually, with the next say-on-pay vote expected to occur at our annual meeting of stockholders to be held in 2026.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related tables and accompanying narrative.”

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against this proposal and broker non-votes will have no effect on the outcome.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

42 / GrafTech International Ltd. | 2025 Proxy Statement

Proposal 4 Vote, on an Advisory Basis, on the Frequency of the Advisory Vote on Our Named Executive Officer Compensation

In accordance with SEC rules we are providing our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the frequency (every one, two or three years) with which the stockholder vote to approve the compensation of our NEOs should be conducted. In accordance with those rules, we are requesting you vote to advise us as to whether you believe future votes to approve the compensation of our NEOs should occur every one, two or three years, or whether you wish to abstain from voting on this proposal.

After careful consideration, our Board has determined that an advisory vote on executive compensation that occurs every one year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for future advisory votes on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of respecting the views of our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of every one year, two years, or three years or you may abstain from voting in response to the resolution set forth below. Note that stockholders are not voting to approve or disapprove the recommendation of the Board. You are being asked only to express your preference for a one, two or three year frequency or to abstain from voting.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the option of every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis and the related tables and accompanying narrative).”

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. If a majority of the votes are not cast for one option, the Board of Directors will consider the option of one year, two years or three

GrafTech International Ltd. | 2025 Proxy Statement / 43

years that receives the highest number of votes cast by stockholders as the frequency for the advisory vote on executive compensation that has been selected by stockholders. Therefore, abstentions and broker non-votes will have no effect on the outcome. However, because this vote is advisory only and is not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

You may cast your vote on your preferred choice of voting frequency by choosing the option of voting every one year, every two years or every three years or you may abstain from voting, on the enclosed proxy card. Stockholders are not voting to approve or disapprove of the Board’s recommendation.

THE BOARD RECOMMENDS A VOTE FOR THE OPTION OF “EVERY ONE YEAR” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED A NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

44 / GrafTech International Ltd. | 2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (“CD&A”) describes the objectives of our NEO compensation program, each element of our NEO compensation program, why we chose to pay each element, how we determine the amount of each element to pay, and how each compensation element fits into our overall compensation objectives, among other things, regarding our NEOs who are listed below and named in the 2024 Summary Compensation Table. For the year ended December 31, 2024, our NEOs were:

●	Timothy K. Flanagan, Chief Executive Officer and President;
●	Rory F. O’Donnell, Chief Financial Officer and Senior Vice President;
●	Catherine Hedoux-Delgado, Former Interim Chief Financial Officer and Treasurer;
●	Jeremy S. Halford, Executive Vice President, Chief Operating Officer;
●	Iñigo Perez Ortiz, Senior Vice President, Commercial and CTS; and
●	Gina K. Gunning, Former Chief Legal Officer and Corporate Secretary.

Recent Executive Transitions

On September 27, 2023, the Board appointed Timothy K. Flanagan, the then-current Chief Financial Officer, Senior Vice President Finance and Treasurer of the Company, to serve as Interim Chief Executive Officer and President of the Company, and Catherine Hedoux-Delgado, the then-current Vice President, Corporate Controller of the Company, to serve as Interim Chief Financial Officer and Treasurer, each effective November 15, 2023. On March 26, 2024, the Board appointed Mr. Flanagan to serve as the Chief Executive Officer and President, effective immediately. On August 13, 2024, the Board appointed Rory F. O’Donnell to serve as Chief Financial Officer and Senior Vice President of the Company and Ms. Hedoux-Delgado to serve as Vice President, Controller, each effective September 3, 2024. Ms. Hedoux-Delgado retired from the Company, effective December 31, 2024. On December 30, 2024, Gina K. Gunning, our Chief Legal Officer and Corporate Secretary, informed the Board of her intention to step down as Chief Legal Officer and resign as an employee of the Company, effective January 24, 2025. The Board appointed Andrew J. Renacci, the then-current Senior Corporate Counsel of the Company, to serve as Interim Chief Legal Officer and Corporate Secretary, effective January 24, 2025. For more information about our current executive officers, please see our Annual Report on Form 10-K for the year ended December 31, 2024.

Executive Summary

Our executive compensation program is driven by our strategic goals with an emphasis on paying for performance. This program has always relied upon the two elements of competitive base salary and a performance-based annual cash incentive plan, the Short-Term Incentive Plan (“STIP”). The STIP is designed to reward employees based on the financial and operational performance of the Company and is based on the achievement of Adjusted EBITDA and Adjusted Free Cash Flow, as well as a non-financial safety objective that is based on total recordable incident rates. See “Appendix A” to this Proxy Statement for additional information, including how we define Adjusted EBITDA and Adjusted Free Cash Flow and reconciliations to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

GrafTech International Ltd. | 2025 Proxy Statement / 45

Long-term incentive compensation has also been part of our NEO compensation program. Since 2019, we have provided our executive leadership team with long-term incentive program awards under our Equity Plan adopted at the time of our IPO. These equity awards are designed to continue to help retain senior management of the Company and to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. In 2024, we approved grants of time-based RSUs and performance-based restricted stock units (“PSUs”) to the NEOs under the Equity Plan.

2024 Business Summary

We successfully delivered on our stated initiatives for 2024 to grow volume and market share, to cut costs and to manage our working capital and capital expenditure levels. Sales volume increased 13% compared to 2023. Net sales decreased $81.7 million, or 13%, from $620.5 million in 2023 to $538.8 million in 2024, primarily reflecting a decrease in the weighted-average realized price for volume derived from non-LTAs and a shift in the mix of our business from volume derived from LTAs to volume derived from non-LTAs. These factors were partially offset by the increase in total sales volume in 2024, compared to 2023. Net loss for 2024 was $131 million compared to a net loss of $255 million in 2023. Results for 2023 included a goodwill impairment charge of $171 million and a lower of cost or market inventory valuation adjustment of $12 million. Adjusted EBITDA(1) for 2024 was $2 million, compared to adjusted EBITDA of $20 million in the prior year. The year-over-year decline primarily reflected the impact of lower weighted-average realized prices and a shift in the mix of our business from LTA volume to non-LTA volume, with these factors partially offset by a 23% reduction in cash cost of goods sold per metric ton (“MT”)(1) basis for 2024, compared to 2023, which significantly exceeded initial expectations for our cost rationalization and footprint optimization initiatives. We also reduced working capital levels by approximately $40.0 million. Adjusted Net Loss(1) increased $5.3 million from $100.8 million in 2023 to $106.1 million in 2024.

We are taking further actions to accelerate our path to normalized levels of profitability and support our ability to invest in our business. These include initiatives to optimize our order book and actively shift the geographic mix of our business to regions where there is an opportunity to capture higher average selling prices. In addition, we have informed our customers of our intention to increase prices by 15% on volume that is not yet committed for 2025. These actions reflect our ongoing commitment to protect our position as the steel industry’s preeminent supplier of graphite electrodes, leading-edge technical support and high-quality petroleum needle coke.

46 / GrafTech International Ltd. | 2025 Proxy Statement

The following graphs show our Net Sales, Net Loss, Adjusted Net Loss and Adjusted EBITDA for 2023 and 2024.

2023
2024
$620.5
$538.8
91.6
103.2
$20.5
$1.6
($255.3)
($131.2)
($100.8)
($106.1)
Sales Volume (MT) (in thousands)
Net Sales (in millions)
Net Loss (in millions)
Adjusted Net Loss (in millions)(1)
Adjusted EBITDA (in millions)(1)

(1)

A non-generally accepted accounting principle (“GAAP”) financial measure. See “Appendix A” to this Proxy Statement for additional information, including how we define these financial measures and a reconciliation to Net Loss, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

We continue to have adequate liquidity in 2025 as we navigate the persistent softness in the commercial environment. On December 23, 2024, we completed a series of capital transactions which provided incremental liquidity and extended our debt maturities. As of December 31, 2024, we had liquidity of $464.2 million, consisting of $108.0 million of availability under our revolving credit facility, $100.0 million available under our first lien term loan facility and cash and cash equivalents of $256.2 million. As of December 31, 2024, we had gross debt of approximately $1.1 billion.

2024 Compensation Highlights

Key 2024 executive compensation highlights include the following:

●

Limited 2024 Base Salary Increases. In consideration of cost cutting measures implemented by the Company, for 2024, the base salaries of our NEOs remained unchanged except that we increased Mr. Flanagan’s base salary from $450,000 to $702,000 in connection with his appointment as Chief Executive Officer and President, effective April 1, 2024, and increased Catherine Hedoux-Delgado’s base salary from $305,000 to $353,500 due to her additional responsibilities and duties as Interim Chief Financial Officer, also effective as of April 1, 2024.

●

2024 Annual Cash Incentive Performance. In the recent past, our STIP awards have been based solely on performance against a target of Adjusted EBITDA, a non-GAAP financial measure. In 2023, the STIP was not solely based on Adjusted EBITDA performance, but also based on performance regarding other financial metrics and non-financial metrics, including Adjusted Free Cash Flow, safety, sustainability and diversity training, and community involvement. The Human Resources and Compensation Committee made this

GrafTech International Ltd. | 2025 Proxy Statement / 47

change as it desired to align the STIP program with these other corporate objectives in order to motivate participants in achieving these corporate objectives. In 2024, the STIP was based on performance against Adjusted EBITDA, Adjusted Free Cash Flow, and safety targets. In addition, STIP target award percentages for 2024 were increased for Mr. Flanagan (from 80% to 100% of base salary) and Ms. Hedoux-Delgado (from 45% to 65% of base salary), with monthly stipends for Mr. Flanagan and Ms. Hedoux-Delgado included in the calculation of base salary for the period during which they served in interim roles. Mr. Halford’s STIP target award percentage remained unchanged, but his monthly stipend was also included in the calculation of base salary for purposes of the STIP. All of these changes were made to recognize their additional services to the Company. Based on the achievement regarding each of the three metrics, the final-weighted average performance resulted in an achievement of 63.1% of the target award opportunity.

●

Cash Retention Awards. In November 2022, the Company granted to each of its NEOs (other than Mr. O’Donnell) an opportunity to earn a cash retention award in order to encourage the retention of each of their services with the Company. To earn the cash retention award, generally, an NEO must have remained continuously employed with the Company through May 31, 2024, remained in good standing with the Company during such time, and satisfied certain confidentiality and non-competition requirements. Such awards were paid by the Company to all of the NEOs (other than Mr. O’Donnell) in a lump sum in June 2024.

●

2024 RSU and PSU Awards. The Company granted to each of its NEOs RSU and PSU awards, both of which are ultimately designed to align the interests of our NEOs with those of our stockholders. The RSUs are also designed to help ensure long-term retention of key talent and the PSUs to drive financial and operational performance.

Overview of Executive Compensation Practices

What We Do		What We Don’t Do
✓

Independent Human Resources and Compensation Committee.

Each member of our Human Resources and Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards, including the heightened standards applicable to compensation committee members.

		Æ	No Hedging. All of our executive officers, directors and other employees are prohibited from engaging in hedging or monetizing transactions with respect to our securities.

✓	Clawback Policy. Incentive-based compensation is subject to clawback and recoupment per our Compensation Clawback Policy.	Æ	No Speculative Trading. We also prohibit our executive officers, directors and other employees from engaging in short sales, put, call or other derivative transactions relating to our securities.

48 / GrafTech International Ltd. | 2025 Proxy Statement

What We Do		What We Don’t Do
✓	Independent Compensation Consultant. The Human Resources and Compensation Committee uses an independent compensation consultant that provided no other material services to our Company in 2024.	Æ	No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market or preferential interest or earnings on deferred compensation.

✓	Annual Say-on-Pay Vote. Our stockholders have the opportunity to cast an advisory vote to approve our NEO compensation every year.

✓	Double-Trigger Change in Control. Our long-term incentive award agreements approved in 2022, 2023 and 2024 contain “double-trigger” acceleration provisions for vesting upon a change in control.

Impact of Last Year’s Say-on-Pay Vote

Our stockholders have been supportive of our executive compensation practices. In 2024, our Board submitted to our stockholders an advisory vote to approve our NEO compensation, commonly known as a “say-on-pay” vote. Our say-on-pay vote is submitted to our stockholders annually and, subject to the outcome of the advisory vote on the frequency of the say-on-pay vote at the Annual Meeting, we expect to continue holding the say-on-pay vote annually, with the next required “say-on-frequency” vote to occur no later than 2031. We received over 87.6% approval of our say-on-pay proposal at our 2024 annual meeting of stockholders. The Human Resources and Compensation Committee believes the voting results from the 2024 annual meeting of stockholders demonstrate significant support for our NEO compensation program. As a result, the Human Resources and Compensation Committee made no material changes in the structure of our named executive officer compensation program based on the say-on-pay voting results.

Overview of Our 2024 Executive Compensation Program

The design and operation of our NEO compensation program reflect our objectives of driving financial and operational performance that will deliver value and propel growth, while attracting and retaining talented executive leadership, and aligning the interests of our NEOs with those of our stockholders.

The primary elements of our NEO compensation program for 2024 are shown in the following table. The amounts of compensation were determined by the Human Resources and Compensation Committee based on the objectives described below. The Human Resources and Compensation Committee did not solely rely on formulas or survey results, but instead it used its judgment based on its assessment of the Company’s objectives and performance in light of those objectives. The CEO played no role in determining his own compensation. Mr. Flanagan did, however, make recommendations, in particular with regard to the base salary increase for Ms. Hedoux-Delgado, for the compensation of NEOs who directly reported to him in 2024.

The Human Resources and Compensation Committee has engaged Meridian Compensation Partners (“Meridian”) as its independent compensation consultant. In 2024, Meridian did not perform any material work for the Company other than providing executive compensation advice to the Human

GrafTech International Ltd. | 2025 Proxy Statement / 49

Resources and Compensation Committee. The Human Resources and Compensation Committee has assessed the independence of Meridian and has determined Meridian’s work for the Human Resources and Compensation Committee raised no conflicts of interest.

Element	Objectives and Key Features
Base Salary

Reflects the scope, responsibility, accountability and complexity of the executive’s role.

Attracts and helps retain executive talent by providing a fixed level of compensation that is financially stable and not “at risk.”

Annual Cash Incentive Awards STIP

Aligns executive compensation with the Company’s financial success, while also taking into consideration other objectives.

Allows for competitive incentives to executive officers by having a portion of their annual cash compensation be dependent upon annual performance and “at risk.”

Long-Term Incentive Compensation RSUs and PSUs

Multi-year awards that incentivize long-term value creation, including RSUs and PSUs that align the interests of our NEOs with those of our stockholders as well as help ensure retention of key talent (RSUs) and drive financial and operational performance (PSUs).

Cash Retention Award	Incentivizes executive talent retention over an 18-month period through May 2024.
Retirement Savings Plan (the “Savings Plan”)

Allows for market-based 401(k) retirement savings benefits in a tax-efficient manner for our U.S.-based NEOs.

Broad-based plan under which we make matching contributions that vary based on the employee’s contribution and eligible earnings, up to the limits set by the Code.

Health, Welfare and Other Benefits

Attract and help retain executives by providing competitive health, welfare and other benefits.

Generally, benefits are made available to NEOs on the same basis as made available to other eligible employees.

50 / GrafTech International Ltd. | 2025 Proxy Statement

Mix of 2024 Compensation Components

The following charts illustrate the mix of the key compensation components for our NEOs for 2024. The percentages reflect the amounts of 2024 base salary rate as of the end of the year, target 2024 annual cash incentive compensation, and the aggregate grant date fair values of RSUs and PSUs granted in 2024. The Chief Executive Officer chart reflects compensation amounts for Mr. Flanagan.

Peer Group

The Human Resources and Compensation Committee does not use compensation data about other companies as a benchmark on which to base, justify or provide a framework for an executive compensation decision. Rather the Human Resources and Compensation Committee reviews or considers peer group and published survey compensation information to obtain a general understanding of compensation practices of other companies. Every other year (except for 2024 as a cost savings measure), the compensation consultant reviews current and potential peer companies and recommends changes primarily based upon revenue size. The Human Resources and Compensation Committee evaluates such recommendations and will make changes to the peer group, as necessary.

The Human Resources and Compensation Committee, with the assistance of the compensation consultant, undertook a peer group review in late 2022 that was used as a general understanding of compensation practices among our peers when determining our executive compensation in both 2023 and 2024. That review resulted in the peer group listed below, which consisted of 21 companies, that, as of October 2022, had last twelve month revenues that ranged from approximately $806 million to $5.5 billion, with GrafTech ranking at approximately the 20th percentile:

Albany International Corp.	Chart Industries, Inc.	Koppers Holdings Inc.
Altra Industrial Motion Corp.*	ESCO Technologies Inc.	Materion Corporation
Arcosa, Inc.	Harsco Corporation***	Quaker Chemical Corporation
ATI Inc.	Hexcel Corporation	RBC Bearings Incorporated
Barnes Group Inc.**	Ingevity Corporation	Schnitzer Steel Industries, Inc.****
Carpenter Technology Corporation	Kaiser Aluminum Corporation	TimkenSteel Corporation*****
ChampionX Corporation	Kennametal Inc.	Worthington Industries, Inc.******

*	Altra Industrial Motion Corp. was acquired since our peer group review.
**	Barnes Group Inc. delisted from the NYSE on February 7, 2025 as a result of a merger with Goat Merger Sub, Inc., a wholly-owned subsidiary of Goat Holdco, LLC.
***	Known as Enviri Corporation as of June 2023.

GrafTech International Ltd. | 2025 Proxy Statement / 51

****	Known as Radius Recycling, Inc. as of January 2024.
*****	Known as Metallus Inc. as of the end of February 2024.
******	Completed its spin-off of Worthington Steel, Inc. and renamed Worthington Enterprises, Inc. as of December 2023.

This peer group was selected to measure total shareholder return for the PSUs granted in 2023 and 2024. However, as a result of the spin-off of Worthington Steel, Inc. in 2023, in accordance with the adjustment provisions of the 2023 and 2024 PSUs, the Human Resources and Compensation Committee determined in May 2024 to remove Worthington Enterprises, Inc. and Worthington Steel, Inc. from the peer group for purposes of determining total stockholder return for those awards.

Key Components of Our 2024 Executive Compensation Program

2024 Base Salaries

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk commensurate with the NEOs’ scope of their responsibilities, the length of their experience performing those responsibilities and their performance. Based on these factors, the Human Resources and Compensation Committee reviews base salaries for NEOs at least annually in the first quarter of each year and at other times, as appropriate, in connection with a promotion or other change in responsibility. The Human Resources and Compensation Committee also generally takes into account market data provided by our compensation consultant with respect to comparable positions. Any changes to base salaries typically go into effect on April 1 of each year or in connection with a hiring or a promotion.

In 2024, the Human Resources and Compensation Committee approved increases in base salaries for Mr. Flanagan in connection with his appointment as Chief Executive Officer and President of the Company and Ms. Hedoux-Delgado, which reflected merit and cost of living adjustments in order to incentivize and help retain Ms. Hedoux-Delgado. Annual base salary rate amounts that were in effect as of the end of 2023 and 2024 for each of our NEOs are set forth below:

Name	2023 Salary ($)	% Increase for 2024	2024 Salary ($)

Timothy K. Flanagan(1)	450,000	56%	702,000

Rory F. O’Donnell(2)	—	—%	425,000

Catherine Hedoux-Delgado(1)	305,000	16%	353,500

Jeremy S. Halford(1)	562,000	0%	562,000

Iñigo Perez Ortiz(3)	500,308	0%	500,308

Gina K. Gunning	416,000	0%	416,000

(1)

Amounts do not reflect the monthly stipend Messrs. Flanagan and Halford and Ms. Hedoux-Delgado received ($21,000, $8,000 and $4,000, respectively) in connection with interim roles and additional job responsibilities (the “Stipends”). For 2024, these Stipends totaled $63,000, $24,000 and $36,000, respectively, for Messrs. Flanagan and Halford and Ms. Hedoux-Delgado, and they ceased to be provided, effective April 1, 2024, April 1, 2024, and September 3, 2024, respectively.

(2)	2024 amount reflects annualized salary. Mr. O’Donnell commenced employment on September 3, 2024. Actual salary received for 2024 is presented in the 2024 Summary Compensation Table below.
(3)

Mr. Perez received his base salary amounts in 2024 and 2023 in the form of Swiss Francs (“CHF”). The amounts for Mr. Perez are shown in USD using a foreign currency exchange rate of 1.1020 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2024.

52 / GrafTech International Ltd. | 2025 Proxy Statement

Annual Cash Incentive Compensation for 2024 - STIP

The STIP allows us to provide competitive incentives to our NEOs by having a portion of their annual cash compensation be dependent upon annual Company performance and “at risk.” This motivates and rewards our NEOs for the achievement of financial performance measures and other corporate objectives. The STIP generally requires an NEO to be continuously employed with the Company through the payment date in the following year, in order to be entitled to the award, unless the NEO experiences a death or disability or involuntary termination not as a result of detrimental conduct between the last day of the fiscal year and the payment date. An NEO who experiences a retirement (as defined in the STIP) during the year or before the payment date shall continue to be eligible to receive an award at a pro-rated amount. We believe these awards not only motivate performance but also encourage retention of our NEOs.

For 2024, the STIP award was based on both financial and non-financial metrics with different target weights for each metric as presented below.

	Financial Metrics (in millions)		Non-Financial Metric

Multiplier Weighting	Adjusted EBITDA(1)	Adjusted Free Cash Flow(1)	Safety	Total

Minimum	0%	0%	0%	0%

Target	47.5%	47.5%	5%	100%

Maximum	95%	95%	10%	200%

(1)

Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. See “Appendix A” to this Proxy Statement for additional information, including how we define these financial measures and prior period reconciliations to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

The safety non-financial metric was centered around total recordable incident rate per 200,000 hours worked. Total recordable incident is a measure of occupational health and safety based on the number of incidents reported against hours worked. The target level of performance for the safety metric was 0.50.

The 2024 STIP target award opportunities for the NEOs, reflected as a percentage of 2024 base salary in effect as of April 1, 2024, were as follows:

Name	2024 Target Award	Target Award as a Percentage of Base Salary(1)

Timothy K. Flanagan	$702,000	100%

Rory F. O’Donnell	$318,750	75%

Catherine Hedoux-Delgado(2)	$253,175	65%

Jeremy S. Halford(2)	$468,800	80%

Iñigo Perez Ortiz(3)	$375,231	75%

Gina K. Gunning	$270,400	65%

(1)

The target award as a percentage of base salary for 2024 remained unchanged from the 2023 percentage for each of our NEOs, except for Mr. Flanagan, whose target award as a percentage of base salary was increased from 80% to 100% of base salary, and Ms. Hedoux-Delgado, whose target award was increased from 45% to 65% of base salary effective April 1, 2024.

GrafTech International Ltd. | 2025 Proxy Statement / 53

(2)

The target award amounts for Mr. Flanagan, Ms. Hedoux-Delgado and Mr. Halford reflect the Stipends they received in 2024 of $21,000, $4,000 and $8,000, respectively, on a monthly basis, until they ceased on April 1, 2024, September 3, 2024, and April 1, 2024, respectively. Mr. Flanagan’s amount reflects a target award of 80% of base salary plus his Stipend for the period beginning January 1, 2024 through March 31, 2024 and a target award based on 100% of base salary with no Stipend for the period beginning April 1, 2024 through December 31, 2024. Ms. Hedoux-Delgado’s amount reflects a target award of 45% of base salary plus her Stipend for the period beginning January 1, 2024 through March 31, 2024 and a target award based on 65% of base salary with no Stipend for the period beginning April 1, 2024 through December 31, 2024.

(3)

Mr. Perez received his annual cash incentive award in the form of Swiss Francs (CHF). The amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.1020 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2024.

The STIP award was designed to provide a possible payout ranging from no payout to an aggregate payment of up to two times the target annual incentive, with interpolation in between levels, and payout was dependent upon the level of achievement with respect to each of the three metrics as described above. Based on the achievement of each of the three metrics, the final weighted-average performance resulted in an achievement of 63.1% of the target award opportunity as more fully described below.

		Financial Metrics (in millions)		Non-Financial Metric

Achievement scale		Adjusted EBITDA	Adjusted Free Cash Flow	Safety (TRIR)	Total

Minimum	0%	—	$(149)	0.90

Target	100%	$26	$(75)	0.50

Maximum	200%	$60	—	0.30

Actual Results		$(2)	$(56)	0.59

Multiplier achieved per metric		0%	125%	78%

Multiplier Weighting		47.5%	47.5%	5%	100%

Weighted Average Achievement		0%	59.2%	3.9%	63.1%

With respect to determining the final payouts under our 2024 STIP, the Human Resources and Compensation Committee decided to further adjust Adjusted EBITDA as publicly reported to exclude and/or include certain items. Adjusted EBITDA was further adjusted to exclude the recognition of non-cash deferred revenue and incremental incentive compensation expense.

Each of the NEOs (other than Mses. Gunning and Hedoux-Delgado) earned the following final cash amount as their 2024 STIP award:

Name	2024 STIP Award

Timothy K. Flanagan(1)	$420,814

Rory F. O’Donnell(2)	$67,044

Catherine Hedoux-Delgado(3)	—

Jeremy S. Halford(4)	$295,813

Iñigo Perez Ortiz(5)	$236,771

Gina K. Gunning(3)	—

(1)

Mr. Flanagan’s amount reflects his Stipend paid in the monthly amount of $21,000 through March 31, 2024 and a target award as a percentage of base salary of 80% of base salary through the first three months of the year.

54 / GrafTech International Ltd. | 2025 Proxy Statement

(2)	Mr. O’Donnell’s award was prorated to reflect the commencement of his employment as Chief Financial Officer and Senior Vice President of the Company, effective September 3, 2024.

(3)

The STIP program generally requires that participants remain employed with the Company at the time of payout in order to receive their STIP awards for an applicable year. Neither Ms. Hedoux-Delgado nor Ms. Gunning were entitled to receive a 2024 STIP award under the terms of the STIP due to their non-qualifying retirement and voluntary resignation, respectively.

(4)	Mr. Halford’s amount reflects his monthly Stipend paid in the monthly amount of $8,000 through March 31, 2024.

(5)

Mr. Perez received his annual cash incentive award in the form of Swiss Francs (CHF). The amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.1020 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2024.

Discretionary Bonuses

No discretionary cash bonuses were paid to our NEOs in fiscal year 2024.

Cash Retention Awards

As discussed above, the Company granted one-time cash retention award opportunities to each of its NEOs (other than Mr. O’Donnell) in November 2022. To earn the cash retention award, generally, an NEO must have remained continuously employed with the Company through May 31, 2024, remained in good standing with the Company during such time, and satisfied certain confidentiality and non-competition requirements. In June 2024, the Company paid such awards to the NEOs in a lump sum amount, as set forth below.

Name	Retention Award Amount

Timothy K. Flanagan	$500,000

Rory F. O’Donnell	N/A

Catherine Hedoux-Delgado	$175,000

Jeremy S. Halford	$650,000

Iñigo Perez Ortiz(1)	$551,000

Gina K. Gunning	$400,000

(1)

Mr. Perez received his retention award in the form of Swiss Francs (CHF). The amount for Mr. Perez is shown in United States Dollars (USD) using a foreign exchange currency rate of 1.1020 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2024.

Long-Term Incentive Compensation for 2024

We provide long-term incentive compensation to our NEOs. Our long-term incentive program is designed to help retain our NEOs and to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. Outstanding awards have been made under our Equity Plan. Our Equity Plan allows us to grant options and other stock-based awards, including RSUs and PSUs.

In 2024, we granted RSUs and PSUs to each of our NEOs. These awards are designed to align the interests of our NEOs with those of our stockholders. The RSUs are also designed to help ensure long-term retention of key talent and the PSUs are designed to help drive financial and operational performance. Although we have granted stock options in prior years to our NEOs, we decided not to grant stock options in 2024 for several reasons, including to ensure management’s accumulation of its

GrafTech International Ltd. | 2025 Proxy Statement / 55

ownership stake, despite stock price volatility, in order to further align management and stockholder interests, to streamline our long-term incentive award program, and preserve our limited pool of available shares under our Equity Plan.

For 2024, the target long-term incentive award value for each NEO was determined as a percentage of base salary. Although Mr. Flanagan’s award opportunity percentage of base salary was increased from 150% to 200% of base salary, the award opportunity percentages of base salary remained unchanged from 2023 to 2024 for Messrs. Halford and Perez and Ms. Gunning (150%) and for Ms. Hedoux-Delgado (70%). Mr. O’Donnell’s award opportunity percentage of base salary was equal to 150% of base salary, with such base salary being prorated for 2024 based on his start date of September 3, 2024. The target long-term incentive award value as a percentage of base salary was then allocated to each award type depending on the position of the NEO, with 40% of the target long-term incentive award value being allocated to PSUs and 60% allocated to RSUs for each NEO other than Mr. Flanagan, whose long-term incentive award value was allocated 50% to PSUs and 50% to RSUs. The allocations were then converted into a number of shares for each NEO, using the 20-business day volume weighted-average share price prior to the date of grant of (i) $1.53 for RSUs and PSUs for each NEO other than Mr. O’Donnell and (ii) $0.69 for RSUs and PSUs for Mr. O’Donnell.

The long-term incentive award opportunities for Mr. Flanagan’s 2024 targeted long-term incentive compensation were as follows:

Name	2024 Base Salary(1)	X	Multiple of Base Salary	=	2024 LTIP Value(2)	=	No. of Target PSUs Granted (50%)	No. of RSUs Granted (50%)

Timothy K. Flanagan	$702,000		2.0x		$1,404,000		458,524	458,524

The long-term incentive award opportunities for each of the other NEOs (other than Ms. Hedoux-Delgado) 2024 long-term incentive compensation were as follows:

Name	2024 Base Salary(1)	X	Multiple of Base Salary	=	2024 LTIP Value(2)	=	No. of Target PSUs Granted (40%)	No. of RSUs Granted (60%)

Rory F. O’Donnell	$141,667		1.5x		$212,500		123,423	185,134

Jeremy S. Halford	$658,000		1.5x		$987,000		257,871	386,806

Iñigo Perez Ortiz	$500,308		1.5x		$750,462		202,877	304,315

Gina K. Gunning	$416,000		1.5x		$624,000		163,031	244,546

The long-term incentive award opportunities for Ms. Hedoux-Delgado’s 2024 targeted long-term incentive compensation were as follows:

Name	2024 Base Salary(1)	X	Multiple of Base Salary	=	2024 LTIP Value(2)	=	No. of Target PSUs Granted (40%)	No. of RSUs Granted (60%)

Catherine Hedoux-Delgado	$401,500		0.7x		$281,050		55,072	128,501

(1)

Base salary amounts used to calculate long-term incentive award opportunities were based on the base salaries in effect as of April 1, 2024, except for Mr. O’Donnell who was hired effective September 3, 2024, and whose base salary was prorated for purposes of calculating his targeted long-term incentive award opportunity. The amounts for each of Mr. Flanagan, Ms. Hedoux-Delgado and Mr. Halford reflect the Stipends they received in 2024 of $21,000, $4,000 and $8,000, respectively, on a monthly basis, and then annualized for purposes of determining their 2024 LTIP values.

(2)	2024 LTIP values were rounded to the nearest ten thousand in some cases.

56 / GrafTech International Ltd. | 2025 Proxy Statement

Restricted Stock Units Granted in 2024

We awarded time-based RSUs to each of our NEOs in March 2024 (except for Mr. O’Donnell, whose RSUs were granted in September 2024 upon his hire). The RSUs generally vest ratably over three years on each anniversary of the date of grant, subject to acceleration in certain circumstances. As soon as practicable following each vesting date, the NEO receives one share of common stock in respect of each vested RSU. The RSUs accrue dividend equivalents with such dividend equivalents vesting on the same schedule as the shares underlying the RSUs to the extent that dividends are declared by the Board on the common stock of the Company. The RSUs granted in 2024 were as follows:

Name	RSUs Granted in 2024

Timothy K. Flanagan	458,524

Rory F. O’Donnell	185,134

Catherine Hedoux-Delgado	128,501

Jeremy S. Halford	386,806

Iñigo Perez Ortiz	304,315

Gina K. Gunning	244,546

Performance-Based Restricted Stock Units Granted in 2024

We awarded PSUs to each of our NEOs in March 2024 (except for Mr. O’Donnell, whose PSUs were granted in September 2024). The PSUs are based on our relative total shareholder return achievement, with total shareholder return (measured by stock performance price and any dividends reinvested) for us compared against that for a peer group for each of three measurement periods consisting of 12, 24, and 36 months (with a third of the total PSUs subject to each measurement period), and payout opportunities as follows:

Performance Level	Index Percentile Achievement(1)	Payout as a % of Target

Maximum	85th	200%

Target	50th	100%

Threshold	25th	50%

Below Threshold	Below 25th	0%

(1)	Payouts will be interpolated on a straight-line basis between various performance levels.

Each of the three measurement periods of 12, 24 and 36 months allow the NEO to earn 1/3 of the award at the applicable performance level (from 0% to 200%) during each such period, although none of the earned award vests until the end of three-year performance period. If our absolute total shareholder return is negative during any applicable measurement period, then the portion of the award earned for such measurement period is capped at 100%. In addition, beginning in 2024, we capped PSU payouts at 3.5 times the applicable 20-business day volume weighted-average share price prior to the date of grant. The Human Resources and Compensation Committee determined that this cap was an appropriate mechanism to ensure that our NEOs do not receive excessive payouts. The companies that constitute our peer group constitute the comparator group for the PSU award (subject to adjustment as described in the PSU award agreement and the adjustments approved by the committee in 2024 as described in the “Peer Group” section of this proxy statement). Earned PSUs will be entitled to be settled in shares, along with any dividend equivalents accrued on such earned shares.

GrafTech International Ltd. | 2025 Proxy Statement / 57

The target amount of PSUs granted in 2024 were as follows:

Name	2024 PSU Awards (Target)

Timothy K. Flanagan	458,524

Rory F. O’Donnell	123,423

Catherine Hedoux-Delgado	55,072

Jeremy S. Halford	257,871

Iñigo Perez Ortiz	202,877

Gina K. Gunning	163,031

Stock Options Granted in 2024

No stock options were granted to our NEOs in fiscal year 2024.

Other Arrangements, Policies and Practices

Employment Agreements

We do not have employment agreements with our NEOs, but we are a party to offer letters with some of our NEOs. See below under the “Potential Payments Upon Termination or Change in Control” section for more information about these offer letters.

Savings Plan and Other Benefits

All of our regular, full-time U.S. employees, including eligible NEOs, may participate in our Savings Plan. Mr. Perez participated in a similar Swiss retirement benefit plan. In 2024, we made a matching contribution to the Savings Plan for each participant who elected to contribute to the Savings Plan. The 2024 matching contribution was 100% of the first 5% of compensation (including base salary and STIP earnings) that a participant contributed. Matching contributions under the Savings Plan are fully vested. We did not make additional employer contributions to the Savings Plan in 2024 for our NEOs (or any other 401(k) plan participants) because we suspended that contribution for 2024 as a cost-savings measure. We also made a contribution to the retirement benefit plan in which Mr. Perez participates, as further described below.

Our eligible NEOs may participate in the same medical, life and disability insurance programs and other welfare plans as the rest of our employees, including on substantially similar terms. Mr. Halford received certain payments that were directly tied to his prior international assignment in Switzerland, as further described below.

Policies on Transactions in Company Stock, Including Anti-Hedging Provisions

Our Insider Trading Policy imposes limits as to when and how Company employees, including our executive officers and directors, can engage in transactions in our securities and prohibits short sales, put, call or other derivative transactions, or hedging transactions, in each case, with respect to our common stock. See “Corporate Governance—Policies on Transactions in Company Stock, Including Anti-Hedging Provisions” above.

58 / GrafTech International Ltd. | 2025 Proxy Statement

Executive Stock Ownership Guidelines

Effective January 1, 2024, each continuing NEO shall, within five years of the later of January 1, 2024 and becoming a NEO, acquire shares of common stock (or stock equivalents) of the Company having a value in the aggregate equal to the following multiple of the applicable officer’s annual base salary in effect on January 1 (the “NEO Stock Threshold”): (a) CEO (5x annual base salary) and (b) Other NEOs (3x annual base salary).

GrafTech common stock, including shares held jointly or in a trust, and unvested RSUs will count towards the NEO Stock Threshold. Any common stock received upon the vesting of RSUs must be held and may not be sold until the NEO Stock Threshold is met other than vested RSUs withheld to cover taxes. The NEO Stock Threshold will be calculated each year on January 1 and in the event that a NEO who previously met the NEO Stock Threshold no longer does, that NEO will need to acquire more common stock in order to satisfy the NEO Stock Threshold by the following January.

Clawback Policy and Recoupment Provisions in Equity Plan Award Agreements

In accordance with SEC regulations and NYSE listing standards, we maintain and operate a Compensation Clawback Policy that applies to certain incentive-based compensation received by our executive officers, including our NEOs, after October 2, 2023. The Compensation Clawback Policy generally provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. The Compensation Clawback Policy does not condition the clawback on the fault of the executive officer. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Compensation Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, we may utilize a broad range of recoupment methods under the Compensation Clawback Policy for mandatory accounting restatement clawbacks. However, we are not required to clawback amounts in limited circumstances where the Human Resources and Compensation Committee has made a determination that recovery would be impracticable and (1) we have already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Compensation Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code of 1986, as amended, and applicable regulations. Operation of the mandatory accounting restatement provisions of the Compensation Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. We may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

GrafTech International Ltd. | 2025 Proxy Statement / 59

Further, the terms of our equity-based awards (1) entitle, to the extent permitted or required by applicable law, Company policy (including the Compensation Clawback Policy) and/or the requirements of an exchange on which our shares are listed for trading, the Company to recoup compensation of any kind paid by the Company at any time under our Equity Plan and (2) provide for reduction, cancellation, forfeiture or recoupment of an award (both time-based and performance-based awards) if the participant violates material GrafTech policies, breaches any applicable restrictive covenant, or engages in Detrimental Conduct. “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Human Resources and Compensation Committee. Such activities would include gross neglect or willful and continuing refusal by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, and misappropriation of property.

Compensation Committee Report

The Human Resources and Compensation Committee of the Company’s Board of Directors has reviewed and discussed the CD&A with the Company’s management. Based on this review and its discussions with management, the Human Resources and Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement for the 2025 Annual Meeting of Stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Anthony R. Taccone (Chair)

Diego Donoso

Jean-Marc Germain

Eric V. Roegner

Sachin Shivaram

60 / GrafTech International Ltd. | 2025 Proxy Statement

Compensation Tables and Related Information

2024 Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s NEOs for the fiscal years ended December 31, 2024, 2023 and 2022, as applicable.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)	Total ($)

Timothy K. Flanagan Chief Executive Officer and President	2024	702,000	500,000	1,384,742	—	420,814	15,950(6)	3,023,506
	2023	476,500	—	612,905	130,866	288,900	25,850	1,535,021
	2022	430,000	96,750	521,862	208,601	54,825	24,400	1,336,438

Rory F. O’Donnell	2024	138,669	—	130,581	—	67,044	—	336,294
Chief Financial Officer and Senior Vice President

Catherine Hedoux-Delgado Former Interim Chief Financial Officer and Treasurer	2024 2023	395,174 308,875	175,000 —	303,630(7) 187,060	— 41,394	— 105,131	17,103(8) 26,400	890,907 668,860

Jeremy S. Halford	2024	586,000	650,000	1,019,879	—	295,813	19,781(9)	2,571,473
Executive Vice President, Chief Operating Officer	2023	568,750	—	765,461	163,437	344,400	154,102	1,966,150
	2022	537,000	129,840	550,600	303,195	73,576	543,763	2,137,974

Iñigo Perez Ortiz	2024	500,308	551,000	802,378	—	236,771	104,741(10)	2,195,198
Senior Vice President, Commercial and CTS	2023	534,348	—	670,263	143,112	291,730	61,097	1,700,550
	2022	467,803	105,726	695,530	218,858	59,911	70,267	1,618,095

Gina K. Gunning	2024	416,000	400,000	644,787	—	—	16,500(11)	1,477,287
Former Chief Legal Officer and Corporate Secretary	2023	412,000	—	566,596	120,978	202,800	26,400	1,328,774
	2022	395,000	78,000	334,767	184,344	44,200	24,400	1,060,711

(1)	Compensation information is not shown for 2022 or 2023 for Mr. O’Donnell or for 2022 for Ms. Hedoux-Delgado because they were not NEOs during those years.

GrafTech International Ltd. | 2025 Proxy Statement / 61

(2)

The 2024 salary amounts for each of our NEOs (other than Messrs. Flanagan and O’Donnell and Ms. Hedoux-Delgado) reflect that their annual base salary rates for 2024 remained unchanged as of April 1, 2024. Mr. Flanagan’s salary amount reflects an increase approved in connection with his appointment as Chief Executive Officer and President on March 26, 2024 after serving as the Interim Chief Executive Officer since November 15, 2023, and Mr. O’Donnell’s salary amount reflects his appointment as Chief Financial Officer and Senior Vice President, effective September 3, 2024. The 2024 salary amount for Ms. Hedoux-Delgado reflects that her base salary rate for 2024 became effective April 1, 2024. The 2024 salary amounts for Ms. Hedoux-Delgado and Messrs. Flanagan and Halford include the Stipends they received in the amount of $36,000, $63,000 and $24,000, respectively. Mr. Perez received his salary in the form of Swiss Francs (CHF). The 2024 salary amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.1020 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2024.

(3)

The amounts represent cash retention awards that were paid by the Company in a lump sum to each NEO (except Mr. O’Donnell) in June 2024. The 2024 retention amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.1020 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2024.

(4)

For 2024, reflects the aggregate grant date fair value pursuant to FASB ASC Topic 718, Compensation – Stock Compensation of RSUs and PSUs granted under our Equity Plan. The values of the PSUs assume a target level of performance for the market condition and were calculated using a Monte-Carlo Simulation. Additional details on accounting for stock-based compensation can be found in Note 3, Stock-Based Compensation to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. The amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.1020 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2024. No stock options were granted to NEOs in 2024. For additional information on the RSU and PSU grants made in 2024, see the “2024 Grants of Plan-Based Awards Table” below.

(5)

For 2024, represents cash payments made under the STIP. For 2024, each NEO (other than Mses. Gunning and Hedoux-Delgado) was awarded 63.1% of their respective target opportunity. This amount was paid to each NEO on February 28, 2025.

(6)	Consists of $15,950 in matching contributions to the Savings Plan.
(7)

A pro-rata portion of Ms. Hedoux-Delgado’s outstanding stock option, RSU and PSU awards time-based vested in connection with her retirement on December 31, 2024. For more information, see the “2024 Nonqualified Deferred Compensation Table” below.

(8)	Consists of $17,103 in matching contributions to the Savings Plan.
(9)	Consists of $17,250 in matching contributions to the Savings Plan and $2,531 in tax preparation gross-up payments related to his prior international assignment.
(10)

Consists of $100,112 in Company contributions to the GrafTech Switzerland retirement benefit plan and $4,628 in subsidies for health care. Mr. Perez received these amounts in the form of Swiss Francs (CHF). The 2024 “all other compensation” amount for Mr. Perez is shown in United States Dollars (USD) using a foreign currency exchange rate of 1.1020 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2024.

(11)	Consists of $16,500 in matching contributions to the Savings Plan.

62 / GrafTech International Ltd. | 2025 Proxy Statement

2024 Grants of Plan-Based Awards Table

The following table sets forth, for each of the NEOs, the grants of awards under our Equity Plan and our STIP during the fiscal year ended December 31, 2024.

Name	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy K. Flanagan		—	—	702,000	1,404,000	—	—	—	—	—
	3/8/2024	3/12/2024	—	—	—	—	458,524	917,048	—	527,303
	3/8/2024	3/12/2024	—	—	—	—	—	—	458,524	857,440
Rory F. O’Donnell		—	—	318,750	637,500	—	—	—	—	—
	8/13/2024	9/3/2024	—	—	—	—	123,423	246,846	—	9,874
	8/13/2024	9/3/2024	—	—	—	—	—	—	185,134	120,337
Catherine Hedoux-Delgado		—	—	253,175	506,350	—	—	—	—	—
	3/8/2024	3/12/2024	—	—	—	—	55,072	110,144	—	63,333
	3/8/2024	3/12/2024	—	—	—	—	—	—	128,501	240,297
Jeremy S. Halford		—	—	468,800	937,600	—	—	—	—	—
	3/8/2024	3/12/2024	—	—	—	—	257,871	515,742	—	296,552
	3/8/2024	3/12/2024	—	—	—	—	—	—	386,806	723,327
Iñigo Perez Ortiz		—	—	375,231(5)	750,462(5)	—	—	—	—	—
	3/8/2024	3/12/2024	—	—	—	—	202,877	405,754	—	233,309
	3/8/2024	3/12/2024	—	—	—	—	—	—	304,315	569,069
Gina K. Gunning		—	—	270,400	540,800	—	—	—	—	—
	3/8/2024	3/12/2024	—	—	—	—	163,031	326,062	—	187,486
	3/8/2024	3/12/2024	—	—	—	—	—	—	244,546	457,301

(1)

These amounts reflect the target and maximum annual cash incentive compensation amounts that could have been earned with respect to 2024 based upon the achievement of annual performance goals under our STIP. Mr. Flanagan and Ms. Hedoux-Delgado’s target and maximum opportunities reflect the Stipends they received in 2024 in connection with their interim roles. Mr. Halford’s target and maximum opportunities reflect the Stipend he received in 2024 in connection with his work on key strategic initiatives, including leading efforts in connection with the active investigation into the use of the Company’s assets to supply the growing electric vehicle battery market, along with his current duties as Executive Vice President, Chief Operating Officer. The amounts of annual cash incentive compensation earned with respect to 2024 by our NEOs were determined in February 2025 and paid in February 2025. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These amounts reflect the threshold, target and maximum number of PSUs granted on March 12, 2024 under our Equity Plan, except for Mr. O’Donnell whose PSUs were granted on September 3, 2024 in connection with his appointment as Chief Financial Officer and Senior Vice President. The PSUs generally vest on December 31, 2026 to the extent that the participant’s employment continues through such date and the performance goals for the PSUs are achieved, once determined and certified by the Human Resources and Compensation Committee.

(3)

These amounts reflect the number of RSUs granted on March 12, 2024 under our Equity Plan, except for Mr. O’Donnell whose RSUs were granted on September 3, 2024 in connection with his appointment as Chief Financial Officer and Senior Vice President. These RSUs generally vest ratably over three years on each anniversary of the date of grant.

(4)

The value of the PSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (“ASC”)). The values included in the column assume a target level of performance for the market condition and were calculated using a Monte-Carlo Simulation. The value of the RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC). This valuation method values the award by multiplying the closing market price of our shares of stock on the grant date as reported on the NYSE ($1.87 for all NEOs except Mr. O’Donnell and $0.65 for Mr. O’Donnell) by the number of RSUs reported.

(5)

Mr. Perez received his annual cash incentive compensation in the form of Swiss Francs (CHF). Amounts shown in United States Dollars (USD) using a foreign currency exchange rate of 1.1020 CHF/USD as reported in The Wall Street Journal on close of business as of December 31, 2024.

GrafTech International Ltd. | 2025 Proxy Statement / 63

Narrative Information Regarding the 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards Table

We do not maintain employment agreements with any of our NEOs, but we are a party to offer letters with some of our NEOs, some of which provide for severance benefits. This description summarizes the terms of and the programs under which the compensation reflected in the tables for our NEOs was awarded. Additional information is provided in the “Compensation Discussion and Analysis” and “Potential Payments upon Termination or Change in Control” sections of this proxy statement.

Salary

The salary amounts disclosed in the 2024 Summary Compensation Table are the amounts of base salary earned by our NEOs during the indicated year and for Messrs. Flanagan and Halford and Ms. Hedoux-Delgado also include the Stipends they received in 2024. For 2024, salaries earned by our NEOs accounted for the following percentages of their total compensation set forth in the table: Mr. Flanagan (23.2%), Mr. O’Donnell (41.2%), Ms. Hedoux-Delgado (44.4%), Mr. Halford (22.8%), Mr. Perez (22.8%), and Ms. Gunning (28.2%).

Short-Term Incentive Awards and Bonuses

The amounts reported in the Non-Equity Incentive Plan Compensation column of the 2024 Summary Compensation Table represent aggregate final payouts of annual cash incentive awards for 2024, which were tied to the achievement of performance measures and target award opportunities established by March of 2024. For 2024, the target cash incentive award opportunities were based on the following financial and non-financial metrics: Adjusted EBITDA, Adjusted Free Cash Flow, and Safety. Payouts in 2024 could range from no payout up to a maximum of 200% of the target award, and specific target and maximum levels of performance and related payout scales were established for the awards. For additional detail regarding our cash incentive award program and the 2024 cash incentive awards, see the “Compensation Discussion and Analysis” section above.

Performance Stock Unit Awards

The Company made PSU grants to each of our NEOs in 2023 and 2024, other than Mr. O’Donnell who was not a NEO in 2023. The PSUs will be earned based on the achievement of a performance goal (market condition) of relative total shareholder return, measured by stock performance price and any dividends reinvested, compared against a peer group, over a three-year period with measurement periods after 12-, 24-, and 36-months, and the NEO’s continued employment through the entire three-year period. The three measurement periods of 12-, 24-and 36-months allow an NEO to earn 1/3 of the total award at the performance level achieved at the end of each such period, although the award does not vest and payout until the end of the three-year performance period. If absolute return is negative during a measurement period, then the award is capped at 100% for the respective measurement period. In addition, with respect to the PSUs granted in 2024, we capped PSU payouts at 3.5 times the applicable 20-business day volume weighted-average share price prior to the date of grant. Payouts could range from no payout up to a maximum of 200% of the target award, and specific target and maximum levels of performance and related payout scales were established for the awards. Also, in 2024, with respect to the PSUs granted in 2023 and 2024, as discussed previously, we removed the successor entities to Worthington Industries, Inc. after a spin-off transaction, Worthington Enterprises, Inc. and Worthington Steel, Inc., from the comparative peer group for those awards because the Human Resources and Compensation Committee, consistent with its authority under the Omnibus Incentive Plan and the applicable award agreements, determined that the entities no longer served as appropriate financial peers to the Company.

64 / GrafTech International Ltd. | 2025 Proxy Statement

Each PSU has an associated dividend equivalent right pursuant to which the holder is entitled to receive any ordinary cash dividends that are paid on a share of our common stock for dividend record dates occurring after the grant date and prior to the settlement of the PSUs. These dividend equivalents are deemed reinvested in the form of additional PSUs, which will vest at the same time and schedule as the PSUs generally. The award agreements for the PSUs include vesting provisions in the event of the NEO’s death or disability, termination without cause, or retirement that occurs before the end of the three-year performance period. For additional detail regarding the grants of PSUs made in 2024 to each of our NEOs, see the “Compensation Discussion and Analysis” section above.

Restricted Stock Unit Awards

The Company made time-based RSU grants to each of our NEOs in 2022, 2023 and 2024, other than Mr. O’Donnell who was not a NEO in 2022 or 2023. Each RSU includes a dividend equivalent right pursuant to which the holder is entitled to receive any ordinary cash dividends to the extent that dividends are paid on a share of our common stock for dividend record dates occurring after the grant date and prior to the settlement of the RSUs. These dividend equivalents are deemed reinvested in the form of additional RSUs. Unless accelerated earlier pursuant to the terms of the applicable award agreement, the RSUs granted in 2022 vest ratably over five years on each anniversary of the date of grant while the RSUs granted in 2023 and 2024 vest ratably over three years on each anniversary of the date of grant. As soon as practicable following the applicable vesting date, the Company will deliver one share of common stock to the NEO in respect of each vested RSU. The award agreements granting RSUs in 2023 and 2024 include accelerated vesting provisions in the event of the NEO’s death or disability, termination without cause, or retirement that occurs before the end of the three-year vesting period. For additional detail regarding the grants of RSUs made in 2024 to each of our NEOs, see the “Compensation Discussion and Analysis” section above.

Option Awards

The Company awarded each of our NEOs options in 2022 and 2023, other than Mr. O’Donnell who was not a NEO in 2022 or 2023. Unless accelerated earlier pursuant to the terms of the applicable award agreement, the options granted in 2022 vest in five equal annual installments on the anniversary of the grant date, while the options granted in 2023 vest in three equal annual installments on the anniversary of the grant date. The options expire on the ten year anniversary of the grant date, unless terminated earlier pursuant to the terms of the applicable award agreement. The award agreements granting stock options in 2023 include accelerated vesting provisions in the event of the NEO’s death or disability, termination without cause, or retirement that occurs before the end of the three-year vesting period. No stock options were granted to our NEOs in fiscal year 2024, and we no longer have policies and practices regarding the grant of (or any current intention to grant) stock options to our NEOs or other employees.

GrafTech International Ltd. | 2025 Proxy Statement / 65

Outstanding Equity Awards at 2024 Fiscal Year End Table

The following table sets forth information regarding the number of unexercised stock options, RSUs and PSUs at December 31, 2024 for our NEOs.

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

Timothy K. Flanagan	02/25/2022	15,032	22,549(1)	$10.08	02/25/2032	31,404(3)	54,328	—	—

	02/25/2023	14,219	28,439(2)	$5.60	02/25/2033	31,486(4)	54,471	47,228(6)	81,705

	03/12/2024	—	—	—	—	458,524(4)	793,247	458,524(6)	793,247

Rory F. O’Donnell	09/03/2024	—	—	—	—	185,134(4)	320,282	123,423(6)	213,522

Catherine Hedoux-Delgado	04/19/2018	33,340	—	$15.00	04/19/2028	—	—	—	—

	03/21/2019	10,000	—	$13.36	03/21/2029	—	—	—	—

	12/16/2020	1,000	—	$9.14	12/16/2030	—	—	—	—

	03/04/2021	12,000	—	$11.48	03/04/2031	—	—	—	—

	02/25/2022	4,992	—	$10.08	02/25/2032	—	—	—	—

	02/25/2023	11,421	—	$5.60	02/25/2033	—	—	7,463(6)	12,911

	03/12/2024	—	—	—	—	—	—	18,391(6)	31,816

Jeremy S. Halford	05/01/2019	50,000	—	$11.14	05/01/2029	—	—	—	—

	02/25/2020	36,000	—	$9.01	02/25/2030	—	—	—	—

	03/04/2021	42,000	—	$11.48	03/04/2031	—	—	—	—

	02/25/2022	21,849	32,744(1)	$10.08	02/25/2032	33,133(3)	57,321	—	—

	02/25/2023	17,758	35,517(2)	$5.60	02/25/2033	39,322(4)	68,028	58,984(6)	102,042

	03/12/2024	—	—	—	—	386,806(4)	669,174	257,871(6)	446,117

Iñigo Perez Ortiz	02/25/2020	30,000	—	$9.01	02/25/2030	—	—	—	—

	03/04/2021	37,000	—	$11.48	03/04/2031	—	—	—	—

	02/25/2022	15,772	23,657(1)	$10.08	02/25/2032	41,855(3)	72,409	—	—

	02/25/2023	15,550	31,100(2)	$5.60	02/25/2033	34,432(4)	59,567	51,648(6)	89,351

	03/12/2024	—	—	—	—	304,315(4)	526,465	202,877(6)	350,977

Gina K. Gunning(7)	07/30/2018	67,000	—	$20.00	07/30/2028	—	—	—	—

	03/21/2019	20,000	—	$13.36	03/21/2029	—	—	—	—

	02/25/2020	27,000	—	$9.01	02/25/2030	—	—	—	—

	03/04/2021	33,000	—	$11.48	03/04/2031	—	—	—	—

	02/25/2022	13,284	19,927(1)	$10.08	02/25/2032	20,146(3)	34,852	—	—

	02/25/2023	13,145	26,290(2)	$5.60	02/25/2033	29,106(4)	50,354	43,660(6)	75,532

	03/12/2024	—	—	—	—	244,546(4)	423,065	163,031(6)	282,044

(1)	Options granted in 2022 generally vest and become exercisable in approximately five equal annual installments beginning on the first anniversary of the grant date.
(2)	Options granted in 2023 generally vest and become exercisable in approximately three equal annual installments beginning on the first anniversary of the grant date.
(3)

RSUs granted in 2022 generally vest in approximately five equal annual installments beginning on the first anniversary of the grant date. The RSUs accrue dividend equivalents that are reinvested in the form of additional RSUs to the extent dividends are paid. The additional RSUs are reflected in this number.

(4)

RSUs granted in 2023 and 2024 generally vest in approximately three equal installments beginning on the first anniversary of the grant date. The RSUs accrue dividend equivalents that are reinvested in the form of additional RSUs. The additional RSUs are reflected in this number.

(5)

The market value for the RSUs and PSUs is calculated by multiplying the number of RSUs and PSUs, as applicable, that have not vested by the closing market price of our common stock ($1.73) as reported on the NYSE as of the close of business on December 31, 2024.

66 / GrafTech International Ltd. | 2025 Proxy Statement

(6)

PSUs granted in 2023 and 2024 generally vest on December 31, 2025 and December 31, 2026, respectively, in each case to the extent that the participant’s employment continues through such date and the performance goals for the PSUs are achieved, once determined and certified by the Human Resources and Compensation Committee after the end of the final measurement period. The PSUs accrue dividend equivalents that are reinvested in the form of additional PSUs. The additional PSUs are reflected in this number. Amounts reflect the threshold level of performance.

(7)	Ms. Gunning forfeited her unvested outstanding equity awards in connection with her voluntary resignation from the Company effective January 24, 2025.

2024 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of RSUs that vested during 2024 for our NEOs. None of the NEOs exercised stock options or had PSUs that vested in 2024.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Timothy K. Flanagan	—	—	26,211	35,385

Rory F. O’Donnell	—	—	—	—

Catherine Hedoux-Delgado	—	—	10,640	14,364

Jeremy S. Halford	—	—	30,705	41,452

Iñigo Perez Ortiz	—	—	31,168	42,076

Gina K. Gunning	—	—	21,268	28,712

(1)

The value realized on the vesting of RSUs is equal to the number of RSUs vested, including any fractional units that were settled in cash, multiplied by the market price of our common stock. The market price is equal to the closing price of our common stock on the vesting date. If the vesting date occurred on a weekend or holiday, the market price is equal to the closing price of our common stock on the first business day immediately preceding the vesting date.

2024 Nonqualified Deferred Compensation Table

The following table sets forth information for 2024 relating to Ms. Catherine Hedoux-Delgado’s participation in our non-qualified compensation deferral plan and her vested but deferred RSU awards.

Name	Executive Contributions in 2024 ($)	Registrant Contributions in 2024 ($)	Aggregate Earnings in 2024 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2024 ($)

Timothy K. Flanagan	—	—	—	—	—

Rory F. O’Donnell	—	—	—	—	—

Catherine Hedoux-Delgado	—	126,153(1)	37,562(2)(3)	82	683,580(4)

Jeremy S. Halford	—	—	—	—	—

Iñigo Perez Ortiz	—	—	—	—	—

Gina K. Gunning	—	—	—	—	—

(1)

Amount reflects the value of the portion of Ms. Hedoux-Delgado’s RSUs for which vesting accelerated in connection with her retirement on December 31, 2024 and that will be paid when they otherwise would have

GrafTech International Ltd. | 2025 Proxy Statement / 67

been paid under her award agreements. The fair value of such RSUs is the aggregate grant date fair value previously reported as compensation in the Summary Compensation Table for fiscal years 2023 and 2024.
(2)	Amount reflects the value of any hypothetical dividends as well as any stock price appreciation/depreciation.
(3)	None of the earnings are included in the Summary Compensation Table.
(4)

Out of the aggregate balance, $557,427 was not previously reported as compensation to Ms. Hedoux-Delgado in the Company’s Summary Compensation Table for previous years, but the remaining amount of $126,153, which is attributable to her vested RSUs, was previously reported as compensation in the Summary Compensation Table for fiscal years 2023 and 2024.

Material Features of our Compensation Deferral Plan

The GrafTech Compensation Deferral Plan (the “CDP”) is a non-qualified (unfunded) deferred compensation plan that allows a participant, including our NEOs, to make a pre-tax deferral of base salary and variable compensation, allocate it to various financial growth options, and have it paid to the participant in the future. The participant may defer up to 50% of the participant’s base salary in increments of 1% and up to 85% of the participant’s variable compensation, also in increments of 1%. A minimum combined annual deferral of $1,000 is required.

The participant may choose to have the participant’s deferral account accrue earnings as if held in any of the hypothetical investment options offered under the CDP (“Financial Deferral Options”), which selection may vary from time to time. The participant’s deferrals will not actually be invested in these funds but will be valued as if they were. A deferral allocated to the Financial Deferral Options will track the value (both up and down) of the particular option the participant selects.

Generally, distributions of the participant’s account will be made at retirement, death, disability, or termination of the participant’s employment (if the participant terminates employment before age 50, no distribution will be made until the participant is 50). Subject to certain limitations, the CDP also permits the participant to defer payment to a specified date in the future.

2024 Potential Payments Upon Termination or Change in Control

We have set forth below information regarding payments that would be made to our NEOs upon the occurrence of certain termination and/or change in control events, along with post-employment restrictive covenant obligations. Except for Ms. Gunning, the table below sets forth the potential estimated incremental or qualifying payments to our NEOs, assuming for this purpose that employment had been terminated and/or a change in control of the Company had occurred in each case on December 31, 2024 and that the price for our common stock was $1.73 based on the closing price of a share of our common stock on December 31, 2024 (as reported on the NYSE). Ms. Hedoux-Delgado retired from the Company, effective December 31, 2024, and the incremental or qualifying payments that she received in connection with her retirement with respect to her equity awards are reflected in the table below. Ms. Gunning voluntarily resigned from the Company effective January 24, 2025 and did not receive any incremental or qualifying payments from the Company upon her departure.

68 / GrafTech International Ltd. | 2025 Proxy Statement

Person/Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Severance ($)	Total ($)

Timothy K. Flanagan

Voluntary Resignation	—	—	—

Death and Disability	847,718 (1)	420,814(2)	1,268,532

Voluntary Retirement	—	—	—

Termination of Employment

With Cause	—	—	—

Without Cause	432,920 (1)	2,526,814(2) (3)	2,959,734

After a Change in Control without Cause or for Good Reason	1,776,998 (4)	2,808,000 (2) (3)	4,584,998

Change in Control (assumes no Replacement Award)	1,776,998 (4)	702,000 (2)	2,478,998

Rory F. O’Donnell

Voluntary Resignation	—	—	—

Death and Disability	320,282 (1)	67,044(2)	387,326

Voluntary Retirement	—	—	—

Termination of Employment

With Cause	—	—	—

Without Cause	64,349 (1)	492,044(2)(5)	556,393

After a Change in Control without Cause or for Good Reason	533,804 (4)	743,750 (2)(5)	1,277,554

Change in Control (assumes no Replacement Award)	533,804 (4)	318,750 (2)	852,554

Jeremy S. Halford

Voluntary Resignation	—	—	—

Death and Disability	737,202 (1)	295,813(2)	1,033,015

Voluntary Retirement	—	—	—

Termination of Employment

With Cause	—	—	—

Without Cause	382,199 (1)	857,813(2)(6)	1,240,012

After a Change in Control without Cause or for Good Reason	1,342,682 (4)	1,030,800 (2)(6)	2,373,482

Change in Control (assumes no Replacement Award)	1,342,682 (4)	468,800 (2)	1,811,482

Iñigo Perez Ortiz

Voluntary Resignation	—	—	—

Death and Disability	586,032 (1)	236,771(2)	822,803

Voluntary Retirement	—	—	—

Termination of Employment

With Cause	—	—	—

Without Cause	305,345 (1)	737,079(2)(7)	1,042,424

After a Change in Control without Cause or for Good Reason	1,098,769 (4)	875,539 (2)(7)	1,974,308

Change in Control (assumes no Replacement Award)	1,098,769 (4)	375,231 (2)	1,474,000

(1)	Payable under the terms of the Form of Restricted Stock Unit Agreement (2023 Version). See “—Equity Awards” below.

GrafTech International Ltd. | 2025 Proxy Statement / 69

(2)	Payable under the Company’s STIP. See “—Short-Term Incentive Plan Awards” below.
(3)	Payable under the terms of Mr. Flanagan’s offer letter. See “—Flanagan Severance Arrangement” below.
(4)

Payable under the terms of the Form of Restricted Stock Unit Agreement (2022 Version), Form of Restricted Stock Unit Agreement (2023 Version), Form of Performance Stock Unit Agreement (2023 Version) and Form of Performance Stock Unit Agreement (2024 Version). See “—Equity Awards” below.

(5)	Payable under the terms of Mr. O’Donnell’s offer letter. See “—O’Donnell Severance Arrangement” below.
(6)	Payable under the terms of Mr. Halford’s offer letter. See “—Halford Severance Arrangement” below.
(7)	Payable under the terms of Mr. Perez’s benefits addendum. See “—Perez Benefits Addendum” below.

Recent Departures

Ms. Hedoux-Delgado retired from the Company, effective December 31, 2024, and the incremental or qualifying payments that she received in connection with her retirement with respect to her equity awards are equal to $126,153. Ms. Gunning voluntarily resigned from the Company, effective January 24, 2025, and did not receive any incremental or qualifying payments from the Company upon her departure.

Equity Awards

Form of Stock Option Grant Agreement (2022 Version) and Form of Restricted Stock Unit Agreement (2022 Version)

Beginning in 2022, each of the Form of Stock Option Grant Agreement and Form of Restricted Stock Unit Agreement used to grant each of our NEO’s awards under our Equity Plan contain double-trigger vesting of long-term equity incentive awards upon a change in control. That is, in the event of a Change in Control (as defined under each award agreement), if a NEO does not receive a Replacement Award (as defined under each award agreement), or if after receiving a Replacement Award, the NEO experiences a termination of employment with the Company (or any of its successors) by reason of a termination without Cause (as defined under each award agreement) or by the NEO for Good Reason (as defined under each award agreement), in each case, within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, any then-outstanding RSUs will become nonforfeitable immediately, any then-outstanding unvested options will become fully vested and exercisable, or the Replacement Award shall become nonforfeitable and payable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination and the Replacement Award shall become nonforfeitable and exercisable at any time prior to the tenth anniversary of the grant date of the options upon such termination.

As of December 31, 2024, the stock options granted to each of the NEOs in 2022 were underwater (i.e., the exercise price of such options exceeded the price of the Company’s common stock) and therefore are not accounted for with value in the table above.

Form of Stock Option Grant Agreement (2023 Version), Form of Restricted Stock Unit Agreement (2023 Version Also Used for 2024 RSU Grants), Form of Performance Stock Unit Agreement (2023 Version) and Form of Performance Stock Unit Agreement (2024 Version)

Beginning in 2023, in addition to the change in control treatment described immediately above, each of the Form of Stock Option Grant Agreement, Form of Restricted Stock Unit Agreement and Forms of Performance Stock Unit Agreement contain accelerated vesting provisions in the event of the NEO’s death or disability, termination without cause, or retirement that occurs prior to the end of the applicable vesting period for each award. As of December 31, 2024, the stock options granted to each

70 / GrafTech International Ltd. | 2025 Proxy Statement

of the NEOs in 2022 and 2023 were underwater and therefore are not accounted for in the table above. In addition, as a result of the actual performance of the PSUs through December 31, 2024, none of the PSUs granted in 2023 and 2024 are accounted for in the table above, except for the “After a Change in Control without Cause or for Good Reason” and “Change in Control (assuming no Replacement Award)” triggering events.

Death or Disability

RSUs – If the NEO’s employment is terminated by the NEO due to the NEO’s death or Disability (as defined under the award agreement), any RSUs that remain unvested as of the date of such termination will immediately vest in full.

Options – If the NEO’s employment is terminated by the NEO due to the NEO’s death or Disability, (as defined under the award agreement), any options that remain unvested as of the date of such termination will immediately vest in full on such date of termination and all vested Options will be exercisable until the tenth anniversary of the grant date.

PSUs – If the NEO dies or becomes Disabled (as defined under the award agreement) prior to the end of the vesting period during the NEO’s employment, the NEO will vest in the number of PSUs in which the NEO would have vested if the NEO remained in continuous employment from the grant date until the end of the vesting period or the occurrence of a change in control to the extent a replacement award is not provided, whichever occurs first.

Termination without Cause

RSUs – If the NEO’s employment is terminated by the Company as the result of a termination without Cause (as defined under the award agreement) that occurs prior to the last vesting date, to the extent any RSUs remain unvested as of the date of such termination, the NEO will immediately vest in the RSUs on a pro-rata basis in an amount equal to the difference (rounded to the nearest whole RSU) between (i) the product of (A) the total number of RSUs subject to the agreement, multiplied by (B) a fraction (in no case greater than 1), the numerator of which is the number of calendar days from the grant date through and including the date of such termination, and the denominator of which is the number of days from the grant date through and including the third anniversary of the grant date, minus (ii) the total number of RSUs that have already vested under the agreement prior to the date of such termination.

Options – If the NEO’s employment is terminated by the Company as the result of a termination without cause (as defined under the award agreement) that occurs prior to the last vesting date, to the extent any options remain unvested as of the date of such termination, on the date of such termination, the NEO will immediately vest in the Options on a pro-rata basis in an amount equal to the difference (rounded to the nearest whole option) between (i) the product of (A) the total number of options subject to the agreement, multiplied by (B) a fraction (in no case greater than 1), the numerator of which is the number of calendar days from the grant date through and including the date of such termination, and the denominator of which is the number of days from the grant date through and including the third anniversary of the grant date, minus (ii) the total number of options that have already vested under the agreement prior to the date of such termination. Any vested options (whether or not they vested on or prior to the NEO’s termination without cause) will be exercisable until the earlier of (A) the first anniversary of the date of the participant’s termination without cause and (B) the tenth anniversary of the grant date.

GrafTech International Ltd. | 2025 Proxy Statement / 71

PSUs – If the NEO’s employment is terminated by the Company as the result of a termination without Cause (as defined under the agreement) that occurs prior to the end of the vesting period during the NEO’s employment, the NEO will vest in the PSUs on a pro-rata basis in an amount equal to the product of (A) the number of PSUs in which the NEO would have vested if the NEO had remained in continuous employment from the grant date until the vesting date or the occurrence of a change in control to the extent a replacement award is not provided, whichever occurs first, multiplied by (B) a fraction, the numerator of which is the total number of calendar days from the grant date through the date of such termination and the denominator of which is 1,096.

Retirement

RSUs – If the NEO’s employment is terminated by the NEO as a result of the NEO’s Retirement (as defined in the award agreement) that occurs after the grant date, to the extent any RSUs remain unvested as of the date of the NEO’s retirement, the vesting of the RSUs shall accelerate on a pro-rata basis on the date of the NEO’s retirement.

Options – If the NEO’s employment is terminated by the NEO as a result of the NEO’s Retirement (as defined in the award agreement) that occurs after the grant date, to the extent any options remain unvested as of the date of the NEO’s retirement, the vesting of the options will accelerate on a pro-rata basis on the date of the NEO’s retirement. Any vested options (whether or not they vested on or prior to the NEO’s retirement) will be exercisable until the earlier of (i) the fifth anniversary of the date of the NEO’s retirement and (ii) the tenth anniversary of the grant date.

PSUs – If the NEO’s employment is terminated by the NEO as the result of Retirement (as defined in the award agreement) that occurs prior to the end of the vesting period and on or after the grant date, the NEO will vest in the PSUs on a pro-rata basis in an amount equal to the product of (A) the number of PSUs in which the NEO would have vested if the NEO had remained in continuous employment from the grant date until the end of the vesting period or the occurrence of a change in control to the extent a replacement award is not provided, whichever occurs first, multiplied by (B) a fraction, the numerator of which is the total number of calendar days from January 1, 2023 (for RSUs granted in 2023) or January 1, 2024 (for RSUs granted in 2024) through the date of Retirement and the denominator of which is 1,096.

Under the 2023 option, RSU and PSU award agreements and the 2024 RSU and PSU award agreements, “Retirement” means the termination of the NEO’s employment after the NEO has reached (i) at least age 60 with at least five years of employment or (ii) at least age 55 with at least ten years of employment and the NEO has provided GrafTech with at least six months’ advance written notice of the participant’s intent to retire from employment, unless such notice requirement has been waived by the CEO or the Human Resources and Compensation Committee (either in its sole discretion).

Change in Control

RSUs – If at any time before the end of the vesting period or forfeiture of the RSUs, and during the NEO’s employment, a Change in Control (as defined under the agreement) occurs, then the RSUs (except to the extent that a replacement award is provided to the NEO) will immediately vest in full and become nonforfeitable. If, after receiving a replacement award, the NEO experiences a termination of employment with the Company (or any of its successors) by reason of a termination by the Company without cause or by the NEO for good reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the replacement award, 100% of the replacement award will become vested and nonforfeitable with respect to the RSUs covered by such replacement award upon such termination.

72 / GrafTech International Ltd. | 2025 Proxy Statement

Options – If at any time before the end of the vesting period of the options, and during the NEO’s employment, a Change in Control (as defined under the agreement) occurs, then any then-outstanding unvested options (except to the extent that a replacement award is provided to the NEO) will become fully vested and exercisable. If, after receiving a replacement award, the NEO experiences a termination of employment with the Company (or any of its successors) by reason of a termination by the Company without cause or by the NEO for good reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the replacement award, 100% of the replacement award will become nonforfeitable and exercisable any time prior to the tenth anniversary of the grant date of the options upon such termination.

PSUs – If at any time before the end of the vesting period or forfeiture of the PSUs, and during the NEO’s employment, a Change in Control (as defined under the agreement) occurs, then the PSUs will vest (except to the extent that a replacement award is provided to the NEO) based on actual performance through the most recently practicable date prior to the Change in Control for which achievement of the performance goals for each measurement period can reasonably be determined; provided, however, that if the number of vested PSUs is less than the target number of PSUs evidenced by the award agreement, then the NEO will vest in the target amount of PSUs.

If, after receiving a replacement award, the NEO experiences a termination of employment with the Company (or any of its successors) by reason of a termination by the Company without cause or by the NEO for good reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the replacement award, 100% of the replacement award will become vested with respect to the PSUs covered by such replacement award upon such termination.

Short-Term Incentive Plan Awards

Under the terms of the STIP, if prior to the date the annual incentive amount is payable, an NEO’s employment with the Company is terminated voluntarily (other than due to Retirement (as defined in the STIP)) or is terminated involuntarily due to Detrimental Conduct (as defined in the STIP), then such NEO will not be entitled to any annual incentive amount for the plan year. However, in the event of the NEO’s death or Disability (as defined in the STIP), whether long-term or short-term, or involuntary termination by the Company not as a result of Detrimental Conduct, an NEO who is on the payroll as an active employee as of the last day of a plan year will be eligible to receive an award for such plan year.

An NEO who experiences a Retirement during the plan year (or after but before the date the award is payable) will continue to be eligible to receive an award for such plan year. A “Retirement” under the STIP means an NEO’s voluntary termination of employment or service to the Company and its subsidiaries (i) upon or after attaining age 62, and (ii) only if the Human Resources and Compensation Committee in its sole and exclusive discretion (and first considering the recommendation of the Company’s Chief Executive Officer) consents to such voluntary termination of employment constituting a “Retirement” for purposes of prorated award treatment under the STIP; provided, however, that any prorated award received by an NEO under the STIP due to Retirement will be subject to recoupment by the Company in its discretion if the NEO obtains reasonably material subsequent employment with any other for-profit company or similar entity. None of our NEOs were eligible for “Retirement” under our STIP as of December 31, 2024.

Except to the extent that a replacement award is provided to the participant to continue, replace or assume the incentive award, in the event of a Change of Control (as defined in the STIP) during the plan year, then, immediately prior to the Change in Control, the participant’s award shall be deemed to

GrafTech International Ltd. | 2025 Proxy Statement / 73

have been earned and shall be authorized at the target award level for the plan year, or in the event of a Change in Control after the plan year but before payment of the award, then, immediately prior to the Change in Control, the participant’s award shall be deemed to have been earned and shall be authorized at the greater of (a) the target award level for the plan year or (b) the actual performance for the plan year.

Flanagan Severance Arrangement

Mr. Flanagan is party to an offer letter with the Company, dated October 29, 2021, which was amended, effective March 26, 2024, in connection with Mr. Flanagan’s appointment as Chief Executive Officer and President. Pursuant to such amendment, Mr. Flanagan’s base salary was increased from $450,000 to $702,000, and his STIP and LTIP award opportunities are now based on his new base salary. Under the terms of his amended offer letter, in the event that Mr. Flanagan’s employment is terminated by the Company without “Cause” (as defined in his offer letter) or by Mr. Flanagan for “Good Reason” (as defined in his offer letter), the Company will pay Mr. Flanagan 1.5x the sum of his base salary and target STIP award, each in effect for the year of termination, subject to his execution of a release agreement in favor of the Company. The original terms of the offer letter further provide that Mr. Flanagan is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

O’Donnell Severance Arrangement

Under the terms of his offer letter with the Company, dated July 22, 2024 Mr. O’Donnell is eligible for STIP and LTIP awards with target award opportunities equal to 75% of his base salary and 150% of his base salary, respectively. In the event that Mr. O’Donnell is terminated by the Company without cause, the Company will pay Mr. O’Donnell one year of his base salary, subject to his execution of a release agreement in favor of the Company.

Halford Severance Arrangement

Under the terms of his offer letter, in the event that Mr. Halford is terminated by the Company for a reason other than for cause, the Company will pay Mr. Halford his base salary for one year, subject to his execution of a release agreement in favor of the Company. The terms of the offer letter further provide that Mr. Halford is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

Perez Benefits Addendum

Under the terms of his benefits addendum, in the event that Mr. Perez is terminated by the Company without cause (and other than as a result of death or disability), then, Mr. Perez will be eligible to receive 12 months of his base salary at the rate in effect immediately prior to such termination of employment, payable in substantially equal installments in accordance with the Company’s payroll practices in effect from time to time, commencing on the 60th day following the date of such termination and ending on the last payroll date of such 12-month period (the first such installment payment will include all amounts that would have been paid to him in accordance with the Company’s payroll practices if such payments had begun on the date of such termination). This benefit will be paid only if, within the period between the 32nd and 60th day after the end of Mr. Perez’s employment, Mr. Perez signs and returns to the Company a general release of claims against the Company and all related persons and entities in the form reasonably requested by the Company.

74 / GrafTech International Ltd. | 2025 Proxy Statement

Gunning Severance Arrangement

Under the terms of her offer letter, in the event that Ms. Gunning had been terminated by the Company for a reason other than for cause, the Company would have paid Ms. Gunning her base salary for one year, subject to her execution of a release agreement in favor of the Company. On January 24, 2025, Ms. Gunning voluntarily resigned from her position as Chief Legal Officer and Corporate Secretary and was not eligible for severance benefits in connection with her resignation.

CEO Pay Ratio

SEC rules require us to disclose the median of the annual total compensation of all our employees (except our Chief Executive Officer) (the “PEO” for pay ratio purposes), the annual total compensation of the Chief Executive Officer and the ratio of these two amounts for our last completed fiscal year.

Consistent with applicable SEC rules, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior year’s CEO pay ratio disclosure. As the Company last identified the median employee in 2021, a new median employee has been identified for purposes of the 2024 CEO pay ratio disclosure. The Company selected a determination date of December 31, 2024 on which to identify its median employee.

To identify the employee with annual total compensation at the median of all of our employees for fiscal year 2024 (the “Median Employee”), we measured the gross taxable income in each applicable jurisdiction for the 12-month period ended December 31, 2024 for 1,072 employees, representing all full-time, part-time, seasonal and temporary employees (other than our PEO) as of December 31, 2024. This number does not include any independent contractors, or leased workers, as permitted by the applicable SEC rules. This number includes non-U.S. employees. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2024. In determining the Median Employee, we annualized the gross taxable income for such individuals based on reasonable assumptions and estimates relating to our employee compensation program, including incentive compensation programs.

For purposes of this pay ratio disclosure only, the PEO’s compensation was $3,024,506 as set forth in the Summary Compensation Table above plus the Company’s contribution to his Health Savings Account and the total annual compensation of our Median Employee was $67,543, which was calculated by totaling, for our Median Employee, all applicable elements of compensation for the 2024 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K and also includes the amount of the Company’s contribution to his personal/individual pension plan. The median employee’s annual total compensation was paid in euros (“EUR”) and has been converted to U.S. dollars using a foreign currency exchange rate of 1.0355 EUR/USD as reported in The Wall Street Journal on close of business as of December 31, 2024.

For 2024, the ratio of the annual total compensation of Mr. Flanagan, our Chief Executive Officer and President, to the annual total compensation of our Median Employee was approximately 45 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

GrafTech International Ltd. | 2025 Proxy Statement / 75

Pay Versus Performance

Year	Summary Compensation Table Total for PEO Flanagan (1) ($)	Compensation Actually Paid to PEO Flanagan (1)(2) ($)	Summary Compensation Table Total for Former PEO Kessler (3) ($)	Compensation Actually Paid to Former PEO Kessler (3)(2) ($)	Summary Compensation Table Total for Former PEO Rintoul (4) ($)	Compensation Actually Paid to Former PEO Rintoul (4)(2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (5) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (5)(6) ($)	Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (in 000s) ($)	Adjusted EBITDA (7) (in 000s) ($)
									GrafTech Total Stockholder Return	NYSE Arca Steel Index (TR) Total Stockholder Return
2024	3,023,506	2,393,131	N/A	N/A	N/A	N/A	1,494,232	1,393,696	$15	$196	(131,165)	1,632
2023	1,535,021	808,453	3,521,684	674,631	N/A	N/A	1,423,584	727,028	$19	$238	(255,250)	20,484
2022	N/A	N/A	1,407,268	1,153,710	1,406,150	1,405,993	1,538,305	1,097,819	$42	$179	382,962	536,464
2021	N/A	N/A	N/A	N/A	3,445,257	4,377,435	6,471,272	6,656,296	$104	$156	388,330	669,940
2020	N/A	N/A	N/A	N/A	2,433,525	2,691,429	1,146,426	1,248,844	$93	$121	434,374	658,946

(1)
Mr. Flanagan was appointed Interim Chief Executive Officer and President as of November 15, 2023 and became our Chief Executive Officer and President on March 26, 2024. Mr. Flanagan previously served as our Chief Financial Officer, Senior Vice President Finance and Treasurer since November 29, 2021. Our principal executive officer is referred to as the “PEO” in this disclosure. Mr. Flanagan was one of our PEOs during 2023 and was our only PEO during 2024.

(2)
“Compensation actually paid” to our CEO in 2024 reflects the respective amount set forth in the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amount reflected in the table above does not reflect the actual amount of compensation earned by or paid to our CEO during 2024. For information regarding the decisions made by our Human Resources and Compensation Committee in regards to the CEO’s and each of our former CEOs’ compensation for each fiscal year, please see the “Compensation Discussion & Analysis” sections of the proxy statements reporting pay for the fiscal years covered in the table above. Please note that while similar adjustment information was provided in our 2024 proxy statement for Covered Years (as defined below) 2020, 2021, 2022 and 2023, under applicable SEC guidance, repeating such adjustment information is not required in this Proxy Statement because in our view it is not material to our stockholders’ understanding of the information reported in the Pay Versus Performance table above for 2024 or the relationships disclosures provided below.

2024

Flanagan
SCT Total Compensation	$3,023,506
Less: Stock Award Value Reported in SCT for the Covered Year	$(1,384,742)
Less: Option Award Value Reported in SCT for the Covered Year	—
Plus: Covered Year-End Fair Value for Stock Awards Granted in the Covered Year	$829,079
Change in Fair Value (from Prior Year-End to Covered Year-End) of Covered Year-End Outstanding Unvested Stock Awards Granted Prior to Covered Year	$(43,817)
Change in Fair Value (from Prior Year-End to Vesting Date) of Stock Awards Granted Prior to Covered Year that Vested in the Covered Year	$(30,895)
Fair Value as of the Vesting Date for Stock Awards Granted and Vested in the Covered Year	—
Less: Prior Year-End Fair Value of Stock and Option Awards Forfeited in the Covered Year	—
Compensation Actually Paid	$2,393,131

(3)	Mr. Kessler was one of our PEOs during each of 2023 and 2022. Mr. Kessler resigned from the Company as our Chief Executive Officer and President as of November 15, 2023.

76 / GrafTech International Ltd. | 2025 Proxy Statement

(4)	Mr. David J. Rintoul was our only PEO during 2020 and 2021, and one of our PEOs during 2022. Mr. Rintoul resigned from the Company as our Chief Executive Officer and President on June 30, 2022.
(5)	The identity of the non-PEO NEOs for each of 2024, 2023, 2022, 2021 and 2020 (each, a “Covered Year”) are as follows:

Year	Non-PEO NEOs
2020	Quinn J. Coburn, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning
2021	Timothy K. Flanagan, Quinn J. Coburn, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning
2022	Timothy K. Flanagan, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning
2023	Catherine Hedoux-Delgado, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning
2024	Rory F. O’Donnell, Catherine Hedoux-Delgado, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning

(6)
Average “compensation actually paid” for our
non-PEO
NEOs in 2024 reflects the respective amount set forth in the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amount reflected in the table above does not reflect the actual amount of compensation earned by or paid to our non-PEO
NEOs during 2024. For information regarding the decisions made by our Human Resources and Compensation Committee in regards to the non-PEO
NEOs’ compensation for each fiscal year, please see the “Compensation Discussion & Analysis” sections of the proxy statements reporting pay for the fiscal years covered in the table above. Please note that while similar adjustment information was provided in our 2024 proxy statement for Covered Years 2020, 2021, 2022 and 2023, under applicable SEC guidance, repeating such adjustment information is not required in this Proxy Statement because in our view it is not material to our stockholders’ understanding of the information reported in the Pay Versus Performance table above for 2024 or the relationships disclosures provided below.

2024

Non-PEO NEOs
SCT Total Compensation	$1,494,232
Less: Stock Award Value Reported in SCT for the Covered Year	$(580,251)
Less: Option Award Value Reported in SCT for the Covered Year	-
Plus: Covered Year-End Fair Value for Stock Awards Granted in the Covered Year	$531,420
Change in Fair Value (from Prior Year-End to Covered Year-End) of Covered Year-End Outstanding Unvested Stock Awards Granted Prior to Covered Year	$(29,358)
Change in Fair Value (from Prior Year-End to Vesting Date) of Stock Awards Granted Prior to Covered Year that Vested in the Covered Year	$(22,347)
Fair Value as of the Vesting Date for Stock Awards Granted and Vested in the Covered Year	-
Less: Prior Year-End Fair Value of Stock Awards Forfeited in the Covered Year	-
Compensation Actually Paid	$1,393,696

(7)
A
non-GAAP
financial measure. See “
Appendix A
” to this Proxy Statement for additional information, including how we define this financial measure and a reconciliation to Net (Loss) Income, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Please see the “
Compensation Discussion and Analysis
” section above for more information about adjusted EBITDA, including how we use it in our executive compensation program.

GrafTech International Ltd. | 2025 Proxy Statement / 77

Tabular List of Performance Measures
Listed below are the performance measures that in our assessment represent the most important performance measures used by us to link compensation actually paid to our named executive officers for 2024 to Company performance.

Performance Measure	Nature	Explanation
Adjusted EBITDA	Financial Measure	A
non-GAAP
financial measure. See “
Appendix A
” to this Proxy Statement for additional information, including how we define this financial measure and a reconciliation to Net (Loss) Income, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

Adjusted Free Cash Flow	Financial Measure	A
non-GAAP
financial measure. See “
Appendix A
” to this Proxy Statement for additional information, including how we define this financial measure and a reconciliation to Net Cash (used in) Provided by Operating Activities, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.
Relative Total Shareholder Return	Financial Measure	Our PSUs are based on our relative total shareholder return achievement, with total shareholder return (measured by stock performance price and any dividends reinvested) for us compared against that for a peer group.
Relationship Between Compensation Actually Paid and Certain Performance
Below are graphs showing the relationship of “compensation actually paid” to our CEO and President and two former CEOs and Presidents, as applicable, and other named executive officers (on average) in 2020, 2021, 2022, 2023 and 2024 to (1) TSR of GrafTech, (2) GrafTech’s GAAP net income and (3) GrafTech’s Adjusted EBITDA, plus the relationship of GrafTech’s TSR to the TSR of the NYSE Arca Steel Index (TR). “Compensation actually paid,” as required under SEC rules, reflects adjusted values for unvested and vested equity awards during the years shown in the table based on year-end
stock prices and various accounting valuation assumptions, but may not necessarily reflect actual amounts paid out for those awards. For a discussion of how our Human Resources and Compensation Committee assessed GrafTech’s performance and our NEOs’ pay each year, see the “Compensation Discussion and Analysis” section above in this Proxy Statement and in the proxy statements for 2020, 2021, 2022 and 2023.

78 / GrafTech International Ltd. | 2025 Proxy Statement

Compensation Actually Paid vs. GrafTech Net Income
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Compensation Actually Paid ($000s)
500
400
300
200
100
0
-100
-200
-300
GrafTech Net Income ($ millions)
2020
2021
2022
2023
2024
Fiscal Year
GrafTech CEO
Avg. Other GrafTech NEOs
GrafTech Net Income

Compensation Actually Paid vs. Adjusted EBITDA
Compensation Actually Paid ($000s)
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Adjusted EBITDA ($ millions)
800
700
600
500
400
300
200
100
0
2020
2021
2022
2023
2024
Fiscal Year
GrafTech CEO
Avg. Other GrafTech NEOs
GrafTech Adjusted EBITDA

GrafTech International Ltd. | 2025 Proxy Statement / 79

Compensation Actually Paid vs. GrafTech TSR
Compensation Actually Paid ($000s)
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Value of Fixed $100 Investment
250
200
150
100
50
0
2020
2021
2022
2023
2024
Fiscal Year
GrafTech CEO
Avg. Other GrafTech NEOs
GrafTech TSR
NYSE Arca Steel Index TSR

80 / GrafTech International Ltd. | 2025 Proxy Statement

Questions & Answers

Q.	Why did I receive these proxy materials?

A.

You received these materials because you were a stockholder as of the close of business on March 10, 2025, the Record Date fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting and to vote on matters presented at the Annual Meeting, which will be held on May 8, 2025.

Q.	When and where is the Annual Meeting being held?

A.	The Annual Meeting will be held on May 8, 2025 at 8:00 a.m. Eastern Time. Our Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by audio webcast.

Q.	How do I register to attend the virtual Annual Meeting?

A.

You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical in-person meeting will be held.

The online meeting will begin promptly at 8:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. You will be able to attend the Annual Meeting online, vote and submit your questions during the meeting by visiting www.meetnow.global/MA5FWZ5.

Please follow the registration instructions as outlined below.

If your shares are registered in your name (i.e., you hold your shares registered in your name through the Company’s transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the proxy card that you received with this Proxy Statement to attend the Annual Meeting.

If your shares are held in the name of your broker or bank, you must register in advance to attend the Annual Meeting virtually on the Internet. To register in advance to attend the virtual Annual Meeting, you must submit a legal proxy that reflects proof of your proxy power. The legal proxy will show your GrafTech International Ltd. holdings with your name. Please forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare by forwarding the email from your broker, or attaching an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on May 6, 2025. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Q.	Who is entitled to vote at the Annual Meeting?

A.	Holders of GrafTech’s common stock at the close of business on March 10, 2025, the Record Date fixed by the Board, may vote at the Annual Meeting.

GrafTech International Ltd. | 2025 Proxy Statement / 81

Q.	How many votes may I cast?

A:

Each share of common stock is entitled to one vote with respect to each of the matters submitted for vote. On March 10, 2025, there were 257,420,400 shares of common stock outstanding and entitled to vote.

Q.	What constitutes a quorum for the Annual Meeting?

A.

The presence, in person or by proxy, at the commencement of the Annual Meeting, of the holders of a majority of the shares of common stock issued and outstanding as of close of business on March 10, 2025 constitutes a quorum for the transaction of business at the meeting. We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (“broker non-votes”) as present for purposes of determining the presence or absence of a quorum at the Annual Meeting. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of the vote required under our By-Laws.

Q.	What items will be voted on at the Annual Meeting, and what is the required vote to approve each item?

A.	All stockholders are entitled to vote on the following proposals:

●	Proposal 1—To elect two directors for a three-year term or until their successors are elected and qualified;

●	Proposal 2—To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025;

●	Proposal 3—To approve, on an advisory basis, our named executive officer compensation;

●	Proposal 4—To vote, on an advisory basis, on the frequency with which we will hold advisory votes on our named executive officer compensation; and

●	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

To be elected, a director must receive an affirmative majority of votes cast—i.e., the number of “for” votes must exceed the number of “against” votes (abstentions and broker non-votes are not considered as votes cast “for” or “against” a director and have no effect on the election results). Each of Proposals 2, 3 and 4 requires an affirmative majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon—i.e., the number of “for” votes must exceed the combined total of “against” votes and abstentions (broker non-votes will have no effect on the outcome of Proposal 3 or 4 and broker non-votes are not expected for Proposal 2 since NYSE rules permit brokers to vote uninstructed shares at their discretion on Proposal 2).

Although the advisory votes on named executive officer compensation and the frequency of such vote are non-binding, our Human Resources and Compensation Committee expects to consider and take into account the voting results when making future determinations. With respect to

82 / GrafTech International Ltd. | 2025 Proxy Statement

Proposal 4, the Board expects to be guided by the voting option that receives the greatest number of votes, even if that option does not receive a majority of the vote.

Q.	Are there other items to be voted on at the Annual Meeting?

A.

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their best judgment.

Q.	How will proxies be voted at the Annual Meeting?

A.

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

●	Your broker or nominee will not have the authority to vote such shares with respect to Proposals 1, 3 and 4 because the NYSE rules treat these matters as non-routine.

Accordingly, such broker non-votes will have no effect on the outcome of the vote on these proposals.

●	Your broker or nominee will have the authority to vote such shares with respect to Proposal 2 because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence of a quorum.

If you are a registered stockholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each nominee in Proposal 1, FOR Proposal 2 and Proposal 3 and EVERY ONE YEAR on Proposal 4, and in accordance with the proxy holder’s judgment for any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Q.	How do I cast a vote?

A.	You may vote by any one of the following means:

●

 By Internet. If you received a paper copy of a proxy card or voting instruction form by mail, you may submit your proxy over the Internet by following the instructions on the proxy card or voting instruction form.

●	By Telephone. You may submit your vote by telephone by following the instructions on the proxy card or voting instruction form if you received such materials by mail.

●

 By Mail. You may submit your proxy by completing, signing and dating your proxy card or voting instruction form and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

●

 Online, during the virtual Annual Meeting. If you hold shares in your name as the stockholder of record, you may vote online during the virtual Annual Meeting by following the instructions on the proxy card that you received. If you are a beneficial owner but not the

GrafTech International Ltd. | 2025 Proxy Statement / 83

stockholder of record, you may vote online at the Annual Meeting only with a legal proxy obtained from your broker, trustee or nominee, as applicable. Beneficial owners should refer to “How do I register to attend the virtual Annual Meeting?” above for information on how to register to attend the virtual Annual Meeting in order to vote your shares at the Annual Meeting.

Properly completed and submitted proxy cards and voting instruction forms, as well as proxies properly completed and submitted over the Internet, will be voted at the Annual Meeting in accordance with the instructions provided as long as they are received in time for voting and not revoked.

Q.	Can I change my mind after I vote?

A.	Yes, you can change your vote by voting online during the virtual Annual Meeting or revoking your proxy prior to the virtual Annual Meeting. To revoke your proxy, you must:

●	file an instrument of revocation with our Corporate Secretary, at our principal executive offices: 982 Keynote Circle, Brooklyn Heights, OH 44131;

●	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

●	submit a later-dated proxy over the Internet in accordance with the instructions on the Internet voting website; or

●

if you are a stockholder of record or you obtain a legal proxy from your broker, trustee or nominee, as applicable, you may attend the virtual Annual Meeting and vote online during the virtual Annual Meeting.

If your proxy is not revoked, we will vote it at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction form or, if submitted over the Internet, as indicated on the submission.

Q.	Where can I find the voting results after the Annual Meeting?

A.

We will announce the preliminary voting results at the Annual Meeting and will report the final voting results in a Current Report on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting.

Q.	Who bears the cost of this proxy solicitation?

A.

GrafTech bears all proxy solicitation costs. In addition to solicitations by mail, our Board, officers and regular employees, without additional remuneration, may solicit proxies by telephone, fax, electronic transmission and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of common stock and will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this Proxy Statement. It contains important information about GrafTech that you should consider before voting.

84 / GrafTech International Ltd. | 2025 Proxy Statement

Additional Information

Proposals of Stockholders

Pursuant to Rule 14a-8 of the Exchange Act, we must receive any stockholder proposal intended to be presented at our 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) by no later than December 4, 2025 if it is to be included in the proxy statement and form of proxy relating to the meeting. Any such proposal must also comply with the other requirements of Rule 14a-8.

Under the advance notice provisions in our By-Laws, if you want to submit a proposal for the 2026 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy statement under Rule 14a-8) or intend to nominate a person as a candidate for election to the Board directly, the Corporate Secretary must receive the proposal or nomination between January 8, 2026 and the close of business on February 7, 2026 which are 120 days and 90 days, respectively, before the one-year anniversary of the Annual Meeting. If a stockholder fails to submit the proposal by February 7, 2026, the appointed proxies may exercise discretionary voting authority on the proposal.

If the date of the 2026 Annual Meeting has been changed more than 30 days from the anniversary date of the Annual Meeting, the Corporate Secretary must receive any such proposal or nomination no earlier than the 120th day before the 2026 Annual Meeting and by the later of the close of business of (1) the 90th day before the 2026 Annual Meeting; or (2) the tenth day following the day on which the date of the 2026 Annual Meeting is first disclosed publicly by the Company. Any proposals or nominations must comply with the other requirements of our By-Laws.

If you want to present a proposal before the 2026 Annual Meeting but do not wish to have it included in the proxy statement and proxy card, you must also give us written notice in accordance with the procedures and deadlines set forth in our By-Laws. Please address such correspondence to: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Corporate Secretary.

Stockholders Sharing the Same Address

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of shares, only one copy of the proxy statement and annual report may have been sent to multiple stockholders in your household unless the Company has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: GrafTech International Ltd., 982 Keynote circle, Brooklyn Heights, OH 44131, Attention: Investor Relations, telephone no. 216-676-2000. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

Annual Report on Form 10-K

If you would like to receive, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2024—as filed with the SEC, excluding exhibits—please write to us at the following address: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH

GrafTech International Ltd. | 2025 Proxy Statement / 85

44131, Attention: Investor Relations. You can also view the Form 10-K under “Investors” in the SEC Filings section of our website, www.graftech.com. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, anticipated levels of capital expenditures and cost of goods sold, anticipated reduction in our costs resulting from our cost rationalization initiatives and one-time costs of implementation and guidance relating to adjusted EBITDA and free cash flow. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this Proxy Statement are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements, including those factors described in the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections in reports and statements filed by the Company with the SEC. The forward-looking statements made in this Proxy Statement relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

86 / GrafTech International Ltd. | 2025 Proxy Statement

Appendix A: Non-GAAP Financial Measures

We have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net loss, free cash flow, adjusted free cash flow and cash cost of goods sold per MT are non-GAAP financial measures.

We define EBITDA, a non-GAAP financial measure, as net loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted by any pension and other post-employment benefit (“OPEB”) expenses, rationalization and rationalization-related expenses, non-cash gains or losses from foreign currency remeasurement of non-operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, proxy contest expenses, Tax Receivable Agreement adjustments and goodwill impairment charges. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.

We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period-to-period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities.

Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;

●	adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

●	adjusted EBITDA does not reflect tax payments or the income tax benefit that may represent a reduction in cash available to us;

●	adjusted EBITDA does not reflect expenses relating to our pension and OPEB plans;

●	adjusted EBITDA does not reflect rationalization or rationalization-related expenses;

GrafTech International Ltd. | 2025 Proxy Statement / A-1

●

adjusted EBITDA does not reflect the non-cash gains or losses from foreign currency remeasurement of non- operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;

●	adjusted EBITDA does not reflect stock-based compensation expense;

●	adjusted EBITDA does not reflect proxy contest expenses;

●	adjusted EBITDA does not reflect Tax Receivable Agreement adjustments;

●	adjusted EBITDA does not reflect goodwill impairment charges; and

●	other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

We define adjusted net loss, a non-GAAP financial measure, as net loss, excluding the items used to calculate adjusted EBITDA and further excluding debt modification costs, less the tax effect of those adjustments. We believe adjusted net loss is useful to present to investors because we believe that it assists investors’ understanding of the underlying operational profitability of the Company.

We define free cash flow, a non-GAAP financial measure, as net cash provided by or used in operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made or received from the settlement of interest rate swap contracts and payments made for debt modification costs. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends, debt servicing and discretionary investments. Further, these measures help management, the Board of Directors, and investors evaluate the Company’s ability to generate liquidity from operating activities.

We define cash cost of goods sold per MT, a non-GAAP financial measure, as cost of goods sold less depreciation and amortization, less cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes and less rationalization-related expenses, with this total divided by our sales volume measured in MT. We believe this is an important measure as it is used by our management and Board of Directors to evaluate our costs on a per MT basis.

In evaluating these non-GAAP financial measures, you should be aware that in the future, we may incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of these non-GAAP financial measures should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other measures of financial performance and liquidity, including our net loss, cash flow from operating activities, cost of goods sold and other GAAP measures.

A-2 / GrafTech International Ltd. | 2025 Proxy Statement

The following tables reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)	Year ended December 31, 2024	Year ended December 31, 2023

Net loss	$(131,165)	$(255,250)
Add:
Depreciation and amortization	62,245	56,889
Interest expense	85,313	58,087
Interest income	(5,701)	(3,439)
Income taxes	(22,103)	(18,514)
EBITDA	(11,411)	(162,227)
Adjustments:
Pension and OPEB expenses(1)	2,270	6,309
Rationalization expenses(2)	3,156	—
Rationalization-related expenses(3)	2,655	—
Non-cash (gains) losses on foreign currency remeasurement(4)	(1,949)	603
Stock-based compensation expense(5)	6,035	4,433
Proxy contest expenses(6)	752	—
Tax Receivable Agreement adjustment(7)	124	249
Goodwill impairment charges(8)	—	171,117

Adjusted EBITDA	$1,632	$20,484

(1)

Net periodic benefit cost for our pension and OPEB plans, including a mark-to-market adjustment, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.

(2)	Severance and contract termination costs associated with the cost rationalization and footprint optimization plan announced in February 2024.
(3)	Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024.
(4)	Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(5)	Non-cash expense for stock-based compensation awards.
(6)	Expenses associated with our proxy contest.
(7)	Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that have been utilized.
(8)	Non-cash goodwill impairment charges.

GrafTech International Ltd. | 2025 Proxy Statement / A-3

Reconciliation of Net Loss to Adjusted Net Loss

(in thousands)	Year ended December 31, 2024	Year ended December 31, 2023
Net Loss	$(131,165)	$(255,250)
Adjustments, pre-tax:
Pension and OPEB expenses(1)	2,270	6,309
Rationalization expenses(2)	3,156	—
Rationalization-related expenses(3)	2,655	—
Non-cash (gains) losses on foreign currency remeasurement(4)	(1,949)	603
Stock-based compensation expense(5)	6,035	4,433
Proxy contest expenses(6)	752	—
Tax Receivable Agreement adjustment(7)	124	249
Debt modification costs(8)	18,369	—
Goodwill impairment charges(9)	—	171,117

Total non-GAAP adjustments pre-tax	31,142	$182,711
Income tax impact on non-GAAP adjustments(10)	6,391	28,213

Adjusted net loss	$(106,144)	$(100,752)

(1)

Net periodic benefit cost for our pension and OPEB plans, including a mark-to-market adjustment, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.

(2)	Severance and contract termination costs associated with the cost rationalization and footprint optimization plan announced in February 2024.
(3)	Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024.
(4)	Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(5)	Non-cash expense for stock-based compensation awards.
(6)	Expenses associated with our proxy contest.
(7)	Non-cash expense adjustment for future payment to our sole pre-initial public offering stockholder for tax assets that have been utilized.
(8)	Debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Consolidated Statements of Operations.
(9)	Non-cash goodwill impairment charges.
(10)	The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.

A-4 / GrafTech International Ltd. | 2025 Proxy Statement

Reconciliation of Net Cash (Used in) Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow

(in thousands)	Year ended December 31, 2024	Year ended December 31, 2023
Net cash (used in) provided by operating activities	$(40,093)	$76,561
Capital expenditures	(34,309)	(54,040)

Free cash flow	(74,402)	22,251
Debt modification costs(1)	18,249	—
Interest rate swap settlements(2)	—	27,453

Adjusted free cash flow	$(56,153)	$49,974

(1)

Cash payments of debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Consolidated Statements of Operations and recognized in net cash (used in) provided by operating activities on the Consolidated Statements of Cash Flows.

(2)

Receipt of cash related to the monthly settlement of our interest rate swap contracts prior to their termination in the second quarter of 2023, as well as receipt of cash related to the termination of the interest rate swap contracts.

Reconciliation of Cost of Goods Sold to Cash Cost of Goods Sold per MT

	Year Ended December 31,
	2024	2023
Cost of goods sold	$533,757	$571,857
Less:
Depreciation and amortization(1)	$55,602	$50,124
Cost of goods sold - by-products and other(2)	$32,801	$14,500
Rationalization-related expenses(3)	$2,665	$—

Cash cost of goods sold	$442,699	$507,233
Sales volume (in thousands of MT)	103.2	91.6

Cash cost of goods sold per MT	$4,290	$5,537

(1)	Reflects the portion of depreciation and amortization that is recognized in cost of goods sold.
(2)	Primarily reflects cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes.
(3)	Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024.

GrafTech International Ltd. | 2025 Proxy Statement / A-5

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 Your vote matters – here’s how to vote! 000001 ADD 2 ADD 3 You may vote online or by phone instead of mailing this card. ADD 4 MMMMMMMMM ADD 5 Online ADD 6 Go to www.envisionreports.com/EAF or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. www.envisionreports.com/EAF 2025 Annual Meeting of Stockholders Proxy Card 1234 5678 9012 345 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and every A 1 YEAR on Proposal 4. 1. Election of Directors: For Against Abstain For Against Abstain 01 - Michel J. Dumas 02 - Eric V. Roegner 2. Ratify the selection of Deloitte & Touche LLP as our independent For Against Abstain 3. Approve, on an advisory basis, our named executive officer For Against Abstain registered public accounting firm for 2025. compensation. 4. To vote, on an advisory basis, on the frequency of 1 YR 2 YRS 3 YRS Abstain the advisory vote on our named executive officer compensation. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM 1 UPX 648100 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 0443RD

GrafTech International Ltd. 2025 Annual Meeting of Stockholders May 8, 2025, 8:00 am ET The 2025 Annual Meeting of Stockholders of GrafTech International Ltd. will be held virtually via the Internet at www.meetnow.global/MA5FWZ5 on Thursday, May 8, 2025 at 8:00 am Eastern time. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/EAF Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EAF q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q GrafTech International Ltd. Notice of 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting of Stockholders on May 8, 2025 The undersigned appoints Timothy K. Flanagan, Rory F. O’Donnell and Andrew J. Renacci, or any of them, as proxies, each with the full power of substitution, and authorizes them to represent and vote the common shares of GrafTech International Ltd. of the undersigned, with all the powers which the undersigned would possess if present at the 2025 Annual Meeting of Stockholders to be held on May 8, 2025, or at any postponement or adjournment thereof. When properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the above named proxies will vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and Proposal 3, and 1 YEAR for Proposal 4. In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. If any of the Board’s nominees are unable or for good cause will not serve as a director at the time of the annual meeting, the proxies may use this proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.